Exhibit 10.1

EXECUTION COUNTERPART

TERM LOAN AGREEMENT

dated as of August 18, 2016

among

PROLOGIS GK HOLDINGS Y.K.,

as Borrower,

PROLOGIS, L.P.

and

PROLOGIS, INC.,

as Guarantors,

VARIOUS LENDERS,

SUMITOMO MITSUI BANKING CORPORATION,

as Administrative Agent and Sole Book Manager,

MIZUHO BANK, LTD.,

as Syndication Agent,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Documentation Agent

SUMITOMO MITSUI BANKING CORPORATION

and MIZUHO BANK, LTD.

Joint Lead Arrangers for Tranche A

SUMITOMO MITSUI BANKING CORPORATION, MIZUHO BANK, LTD.

and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

Joint Lead Arrangers for Tranche B

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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SCHEDULE 1	Commitments
SCHEDULE 4.1(f)	Litigation
SCHEDULE 4.1(g)	Environmental
EXHIBIT A	Form of Note
EXHIBIT B	Qualified Borrower Joinder Agreement
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D	Notices
EXHIBIT E	Form of Transfer Supplement
EXHIBIT F	Organizational and Structure Chart for Borrower
EXHIBIT G	Additional Term Loan Agreement
EXHIBIT H	New Lender Joinder Agreement

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TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT (this “Agreement”) dated as of August 18, 2016 is among PROLOGIS GK HOLDINGS Y.K., as Borrower (the “Borrower”), PROLOGIS, L.P., as Guarantor (“Prologis”), PROLOGIS, INC., as Guarantor (“General Partner” and together with Prologis, each a “Guarantor” and collectively the “Guarantors”), various LENDERS (as defined below), and SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“Additional Term Loan” has the meaning set forth in Section 2.2.

“Additional Term Loan Agreement” means each Additional Term Loan Agreement among Borrower, the Guarantors, Administrative Agent (on behalf of the Lenders) and the applicable Lender that has agreed to make an Additional Term Loan pursuant to Section 2.2, the form of which is attached hereto as Exhibit G.

“Adjusted EBITDA” means, for the Companies on a consolidated basis, net earnings before Preferred Dividends, plus amounts that have been deducted, and minus amounts that have been added, for the following (without duplication):

(a) Non-recurring losses (gains) from Dispositions of assets (excluding Dispositions to any Property Fund and Dispositions to third parties in connection with the Companies’ development business);

(b) Losses (gains) resulting from foreign currency exchange effects of settlement of Indebtedness and mark-to-market adjustments associated with (i) intercompany Indebtedness between Prologis and any of its Consolidated Subsidiaries and Unconsolidated Affiliates, (ii) third party Indebtedness of Prologis and its Consolidated Subsidiaries, and (iii) Swap Contracts (other than those entered into for purely speculative purposes);

(c) Arrangement fees, amendment fees and costs incurred in connection with the negotiation, documentation, and/or closing of this Agreement and any amendment, supplement or other modification hereto;

(d) Losses and charges from extraordinary, non-recurring and other unusual items (including fees and costs incurred in connection with the negotiation, documentation, and/or closing of each capital market offering, debt financing or amendments thereto, redemption or exchange of Indebtedness, business combination, acquisition, merger, disposition, recapitalization and consent solicitation);

(e) Losses (gains) from early extinguishment of Indebtedness; and

(f) Losses (earnings) attributable to Unconsolidated Affiliates;

plus Allowed Unconsolidated Affiliate Earnings, plus all amounts deducted in calculating net earnings for Interest Expense (including cash and non-cash amounts), minority interests, provisions for taxes based on income (including deferred income taxes), provisions for unrealized gains and losses, depreciation and amortization and the effect of any other non-cash item. Notwithstanding the above, non-cash losses (gains) and any non-cash impairment of Investments, intangible assets, including goodwill, or other assets shall be added back to (in the case of write-downs, impairment charges, and losses) or deducted from (in the case of gains) Adjusted EBITDA to the extent deducted (added) in the calculation of net earnings or Adjusted EBITDA (but without duplication).

“Administrative Agent” means Sumitomo Mitsui Banking Corporation in its capacity as Administrative Agent hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Administrative Questionnaire” means with respect to each Lender, an administrative questionnaire in the form prepared by Administrative Agent and submitted to Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the Preamble.

“Allowed Unconsolidated Affiliate Earnings” means distributions (including “promote” or “carried interest” distributions but excluding extraordinary or non-recurring distributions) received in cash from Unconsolidated Affiliates.

“Anti-Corruption Law” means, with respect to any Company, any law, rule or regulation of any jurisdiction applicable to such Company concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

“Applicable Margin” means, at any time, with respect to the applicable Borrowings, the applicable percentage per annum set forth in the table below opposite the applicable ratings of Prologis, determined in accordance with the following: If Prologis has at least two of such ratings, then the Applicable Margin will be based upon the highest such rating unless the difference between the highest rating and the lowest rating is two or more rating levels, in which case the Applicable Margin will be based upon the rating level that is one level below the highest rating. If Prologis has only one such rating and it is a Moody’s Rating or an S&P Rating, then such rating level shall apply. If Prologis has only a Fitch Rating or none of such ratings, then the highest Applicable Margin will apply.

Moody’s Rating	S&P Rating	Fitch Rating	Yen LIBOR Loans
A3 or better	A- or better	A- or better	0.60%
Baa1	BBB+	BBB+	0.65%
Baa2	BBB	BBB	0.85%
Baa3	BBB-	BBB-	1.05%
Less than Baa3 or not rated	Less than BBB- or not rated	Less than BBB- or not rated	1.20%

Each change in the Applicable Margin resulting from a publicly announced change in the Moody’s Rating, S&P Rating, or Fitch Rating, as applicable, shall be effective during the period commencing on the fifth Business Day following the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Assignee” has the meaning set forth in Section 9.6(c).

“Audited Financial Statements” means the audited consolidated balance sheet of General Partner for the Fiscal Year ended December 31, 2015 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Borrower” has the meaning set forth in the Preamble.

“Borrower Default” means any condition or event that with the giving of notice or lapse of time or both would, unless cured or waived, become a Borrower Event of Default.

“Borrower Event of Default” has the meaning set forth in Section 6.3.

“Borrowing” means the aggregation of the Loans of all Lenders under a particular Tranche, all of which Loans are of the same type (subject to Article VIII) and, except in the case of Substitute Rate Loans, have the same Interest Period.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Tokyo, Japan or, for matters concerning Yen LIBOR only, London, are authorized by law to close or are in fact closed.

“Capital Expenditures” means, for any period, an amount equal to $0.10 per square foot on the aggregate of the portfolio square footage of General Partner and its Consolidated Subsidiaries most recently reported on a Form 10-Q or 10-K filed with the SEC by or on behalf of General Partner.

“Capital Lease” means any capital lease or sublease that has been (or under GAAP should be) capitalized on the balance sheet of the lessee.

“Capitalization Rate” means the percentage rates set forth below:

(a) 5.50% with respect to all Properties located in Japan;

(b) 6.25% with respect to all Properties located in Europe; and

(c) 6.00% with respect to all Properties not located in Japan or Europe.

“Cash Equivalents” means (a) direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency thereof; provided that such obligations mature within one year of the date of acquisition thereof, (b) commercial paper rated “A-1” (or higher) according to S&P or “P-1” (or higher) according to Moody’s and, in each case, maturing not more than 180 days from the date of acquisition thereof, (c) time deposits with, and certificates of deposit and bankers’ acceptances issued by, any Lender or any other United States bank having capital surplus and undivided profits aggregating at least $1,000,000,000, and (d) mutual funds whose investments are substantially limited to the foregoing.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of General Partner entitled to vote for members of the board of directors or equivalent governing body of General Partner on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of General Partner cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) General Partner shall cease to (i) be the sole general partner of Prologis or (ii) own, directly or indirectly, more than 50% of the Equity Interests of Prologis.

“Closing Date” means the date, not less than five days after the Effective Date, on which the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of Administrative Agent.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Tranche A Commitment or a Tranche B Commitment.

“Companies” means General Partner and its Consolidated Subsidiaries; provided that for purposes of Sections 4.1 (f), (m), (n) and (s), “Companies” shall also include each Person that is not a Consolidated Subsidiary and is a Borrower under (and as defined in) the Global Credit Agreement; and “Company” means any one of the Companies.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Provisions” has the meaning set forth in Section 9.5(b).

“Consolidated Leverage Ratio” means, as of any date, the ratio of (a) all Indebtedness of the Companies, on a consolidated basis, to (b) Total Asset Value; provided that for purposes of calculating the Consolidated Leverage Ratio, (i) total Indebtedness of the Companies shall be adjusted by deducting therefrom an amount equal to the lesser of (A) total Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation, and (B) Unrestricted Cash of the Companies, and (ii) Total Asset Value shall be adjusted by deducting therefrom the amount by which total Indebtedness is adjusted under clause (i).

“Consolidated Subsidiary” means, with respect to any Person (a “Parent”), any other Person in which such Parent directly or indirectly holds an Equity Interest and that would be consolidated in the preparation of consolidated financial statements of such Parent in accordance with GAAP. Any reference herein or in any other Loan Document to a “Consolidated Subsidiary” shall, unless otherwise specified, be a reference to a Consolidated Subsidiary of General Partner.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, environmental claims, breach of representations or warranties, failure to pay taxes and insurance, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.

“Debtor Relief Laws” means Title 11 of the United States Code and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting rights of creditors generally, including any governmental rules of any jurisdiction relating to any corporate reorganization, company arrangement, civil rehabilitation, special liquidation, moratorium, readjustment of debt, appointment of a conservator (hozen kanrinin), trustee (kanzai nin), supervisor (kantoku i’in), inspector (chosa i’in) or receiver, or similar debtor relief effecting, including hasan, minji saisei, kaisha kosei, tokubetsu seisan and tokutei chotei.

“Debt Service” means, for any Person for any period, the sum of the cash portion of Interest Expense (excluding, to the extent included therein, amortized fees previously paid in cash) plus any regularly scheduled principal payments on Indebtedness; provided that Debt Service shall not include Excluded Debt Service.

“Default” means any Guarantor Default or Borrower Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease, contribution, or other disposition (including any sale and leaseback transaction, but excluding charitable contributions) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interests of a Person that by its terms (or by the terms of any Equity Interests into which it is convertible or for which it is exchangeable or exercisable) (a) matures or is subject to mandatory redemption, pursuant to a sinking fund obligation or otherwise on or prior to the Tranche B Maturity Date, (b) is convertible into or exchangeable or exercisable for a Liability or Disqualified Stock on or prior to the Tranche B Maturity Date, (c) is redeemable on or prior to the Tranche B Maturity Date at the option of the holder of such Equity Interests or (d) otherwise requires any payments by such Person on or prior to the Tranche B Maturity Date.

“Dollars”, “US$” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 9.9.

“Eligible Affiliate” means any Person in which Prologis directly or indirectly holds an Equity Interest.

“Environmental Laws” means all Federal, state, provincial, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Prologis, any other Loan Party or any of their respective Affiliates directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all shares of capital stock of (or other ownership or profit interests in) such Person, all warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and all other ownership, beneficial or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, in each case to the extent then outstanding; provided that the convertible senior notes of Prologis shall not constitute Equity Interests unless such notes are converted into capital stock of Prologis.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Prologis within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Prologis or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Prologis or any ERISA Affiliate from a Multiemployer Plan or receipt by Prologis or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing by Prologis or any ERISA Affiliate of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person).

“Event of Default” means a Borrower Event of Default or a Guarantor Event of Default.

“Excluded Debt Service” means, for any period, any regularly scheduled principal payments on (a) any Indebtedness that pays such Indebtedness in full, but only to the extent that the amount of such final payment is greater than the scheduled principal payment immediately preceding such final payment, and (b) any Indebtedness (other than Secured Debt) that is rated at least Baa3 and BBB-, as the case may be, by at least two of S&P, Moody’s and Fitch.

“Existing Indenture” means the Indenture dated as of June 30, 1998 among General Partner, Prologis and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company of California, N.A.), as Trustee.

“Existing Term Loans” means (a) the Term Loan Agreement dated as of June 5, 2015 among General Partner, Prologis, one or more other affiliates of General Partner, various lenders and SMBC, as administrative agent; and (b) the Term Loan Agreement dated as of May 15, 2014 among General Partner, Prologis, one or more other affiliates of General Partner and SMBC, as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement and any current or future regulations or official interpretations thereof.

“Fee Letters” means (i) the Arrangement Fee Letter dated as of June 15, 2016 between Administrative Agent and the Guarantors and (ii) the Upfront Fee Letter dated as of June 15, 2016 between Administrative Agent and the Guarantors.

“Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. (or any successor thereof) or, if Fitch no longer publishes ratings, then another ratings agency selected by Prologis and reasonably acceptable to Administrative Agent.

“Fitch Rating” means the most recently-announced rating from time to time of Fitch assigned to any class of long-term senior, unsecured debt securities issued by Prologis, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether any such Indebtedness has been issued at the time such rating was issued.

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) (i) Adjusted EBITDA, minus (ii) Capital Expenditures, to (b) the sum of (i) Debt Service in respect of all Indebtedness, plus (ii) Preferred Dividends, in each case for the Companies on a consolidated basis and for the four fiscal quarters ending on the date of determination.

“Foreign Currency” means any currency other than Dollars.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gang Members, Etc.” has the meaning set forth in Section 4.1(t).

“General Partner” is defined in the Preamble.

“GK” means a limited liability company (godo kaisha) formed and existing under the Companies Act (kaisha ho) (Law No. 86 of 2005).

“Global Credit Agreement” means the Amended and Restated Global Senior Credit Agreement, dated as of April 14, 2016 among Prologis, General Partner, various Affiliates thereof, various lenders and various agents, including Bank of America, N.A., as Global Administrative Agent.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” has the meaning set forth in Section 9.4.3.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. Guarantees shall not include contingent obligations under any Special Limited Contribution Agreement (“SLCA”) in connection with certain of such Person’s contributions of Properties to Property Funds pursuant to which a Company is obligated to make additional capital contributions to the respective Property Fund under certain circumstances unless the obligations under such SLCA are required under GAAP to be included in “liabilities” on the balance sheet of the Companies. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning set forth in the Preamble.

“Guarantor Default” means any condition or event that with the giving of notice or lapse of time or both would, unless cured or waived, become a Guarantor Event of Default.

“Guarantor Event of Default” has the meaning set forth in Section 6.1.

“Guaranty” means the Guaranty Agreement, dated as of the date hereof, by the Guarantors, jointly and severally, as guarantors, in favor of Administrative Agent, for the benefit of the Lenders, for the payment of the Borrower’s debt or obligation to the Lenders hereunder or in connection herewith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IBLP” means an investment business limited partnership (toshi jigyo yugen sekinin kumiai) formed pursuant to an investment business partnership agreement (toshi jigyo yugen sekinin kumiai keiyaku) as set forth in the Investment Business Limited Partnership Act (toshi jigyo yugen sekinin kumiai keiyaku nikansuru horitu) of Japan (Law No. 90 of 1998).

“Increasing Lender” has the meaning set forth in Section 2.2.

“Indebtedness” means for any Person, without duplication, all monetary obligations, excluding trade payables and accrued expenses (including deferred tax liabilities except as expressly provided below) incurred in the ordinary course of business or for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (a) of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes, or similar instruments, (iii) to pay the deferred purchase price of property or services, except (x) obligations incurred in the ordinary course of business to pay the purchase price of stock so long as such obligations are paid within customary settlement terms, and (y) obligations to purchase stock (other than stock of Prologis or any of its Consolidated Subsidiaries or Affiliates) pursuant to subscription or stock purchase agreements in the ordinary course of business, (iv) arising under Capital Leases to the extent included on a balance sheet of such Person, (v) arising under Swap Contracts, excluding interest rate contracts entered into to hedge Indebtedness, net of obligations owed to such Person under non-excluded Swap Contracts, (vi) arising under any Guarantee of such Person (other than (x) endorsements in the ordinary course of business of negotiable instruments or documents for deposit or collection, (y) indemnification obligations and purchase price adjustments pursuant to acquisition agreements entered into in the ordinary course of business and (z) any Guarantee of Liabilities of a third party that do not constitute Indebtedness), and (vii) Settlement Debt or (b) secured by a Lien existing on any property of such Person, whether or not such obligation shall have been assumed by such Person; provided that the amount of any Indebtedness under this clause (b) that has not been assumed by such Person shall be equal to the lesser of the stated amount of such Indebtedness or the fair market value of the property securing such Indebtedness. The amount of any Indebtedness shall be determined without giving effect to any mark-to-market increase or decrease resulting from the purchase accounting impact of corporate or portfolio acquisitions or any mark-to-market remeasurement of the amount of any Indebtedness denominated in a Foreign Currency. Indebtedness shall not include obligations under any assessment, performance, bid or surety bond or any similar bonding obligation.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Industrial Property” means a Property that is used for manufacturing, processing, warehousing or retail purposes.

“Interest Expense” means, for any Person for any period, without duplication, (a) such Person’s “net interest expense” for such period as reported on such Person’s most recent financial statements plus (b) Restricted Payments of any kind or character with respect to, and other proceeds paid or payable in respect of, any Disqualified Stock.

“Interest Period” means with respect to each Yen LIBOR Loan, the period commencing on the date such Loan is made or continued for a new Interest Period and ending on the date that is three months thereafter, as specified by the Borrower in the Notice of Borrowing; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period, that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), shall end on the last Business Day of a calendar month;

(c) no Interest Period for Tranche A Loans may end later than the Tranche A Maturity Date; and

(d) no Interest Period for Tranche B Loans may end later than the Tranche B Maturity Date.

“Investment” means any investment in any Person, Property or other asset, whether by means of stock, purchase, loan, advance, extension of credit, capital contribution or otherwise. The amount of any Investment shall be determined in accordance with GAAP; provided that the amount of the Investment in any Property shall be calculated based upon the undepreciated Investment in such Property.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state, prefecture and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each entity (other than a Loan Party) listed on the signature pages hereof, each Person that becomes a Lender pursuant to Section 2.2 or 9.6(c), and their respective successors and assigns (excluding any Person that ceases to be a Lender pursuant to Section 9.6(c) or 9.19).

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party” means Administrative Agent and each Lender.

“Lending Office” means, as to each Lender, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire or such other office, branch or Affiliate of such Lender as it may hereafter designate as its Lending Office by notice to the Borrower and Administrative Agent.

“Liabilities” means (without duplication), for any Person, (a) any obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities (excluding any deferred tax liabilities and any mark-to-market increase or decrease in debt from the purchase accounting impact of corporate or portfolio acquisitions and from the re-measurement of intercompany indebtedness); (b) any liabilities secured (or for which the holder of the liability has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, whether or not such obligation shall have been assumed by such Person, provided that the amount of any Liability under this clause (b) that has not been assumed by such Person shall be equal to the lesser of the stated amount of the liabilities secured (or entitled to be secured) or the fair market value of the applicable property; and (c) any Guarantees of such Person of liabilities or obligations of others.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding the interest of a lessor under an operating lease).

“Loan” means a Substitute Rate Loan or a Yen LIBOR Loan and “Loans” means Substitute Rate Loans, Yen LIBOR Loans or any combination of the foregoing.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Ratifications, and the Fee Letters.

“Loan Modification Agreement” has the meaning set forth in Section 9.5(d).

“Loan Modification Offer” has the meaning set forth in Section 9.5(d).

“Loan Party” means the Borrower or any Guarantor and “Loan Parties” means the Borrower and Guarantors, collectively.

“Majority Lenders” means, at any time, a Lender or Lenders whose Total Pro Rata Share is greater than 50% in the aggregate.

“Material Acquisition” means, during any 12-month period, the acquisition by any Company of one or more real property assets (including interests in participating mortgages in which the interest therein is characterized as equity according to GAAP) or portfolios of such assets or operating businesses, each of which real property assets, portfolios of real property assets or operating businesses, as the case may be, individually had a purchase price of not less than 3% of Total Asset Value and all of which real property assets, portfolio of real property assets or operating businesses collectively had an aggregate purchase price of 7.5% or more of Total Asset Value.

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), that does, or could reasonably be expected to, materially and adversely impair (a) the ability of the Companies, taken as a whole, to perform their respective obligations under the Loan Documents or (b) the ability of any Lender Party to enforce the Loan Documents.

“Maturity Date” means either the Tranche A Maturity Date or the Tranche B Maturity Date, as the context may require.

“Maximum Rate” has the meaning set forth in Section 2.6(f).

“Modification” has the meaning set forth in Section 9.5(b).

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof) or, if Moody’s no longer publishes ratings, another ratings agency selected by Prologis and reasonably acceptable to Administrative Agent.

“Moody’s Rating” means the most recently-announced rating from time to time of Moody’s assigned to any class of long-term senior, unsecured debt securities issued by Prologis, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether any of such Indebtedness has been issued at the time such rating was issued.

“Money Lending Business Act” means the Money Lending Business Act (Kashikingyo ho) of Japan (Law No. 32 of 1983).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Prologis or any ERISA Affiliate makes or is obligated to make, or during the preceding five plan years has made or been obligated to make, contributions.

“New Lender” has the meaning set forth in Section 2.2.

“New Lender Joinder Agreement” means each New Lender Joinder Agreement among Borrower, the Guarantors, Administrative Agent (on behalf of the Lenders) and the applicable Qualified Institution that is to become a Lender hereunder at any time after the date of this Agreement pursuant to the terms of Section 2.2, the form of which is attached hereto as Exhibit H.

“NOI” means, for any period and any Property, the difference (if positive) between (a) any rents (including rent with respect to which a tenant received any free rent during such period, the amount of such free rent as if the same had been paid in cash by such tenant), proceeds (other than proceeds from Dispositions), expense reimbursements or income received from such Property (but excluding security or other deposits, late fees, early lease termination or other penalties of a non-recurring nature), less (b) all costs and expenses (including interest on assessment bonds) incurred as a result of, or in connection with, the development, operation or leasing of such Property (but excluding depreciation, amortization, Interest Expense (other than interest on assessment bonds) and Capital Expenditures).

“Non-Bank Lender” means, any Lender that is a “money lender” (as defined in paragraph 2 of article 2 of the Money Lending Business Act); provided that if any Person has been assigned a claim under this Agreement, and if some or all of the provisions of the Money Lending Business Act will be applicable to such Person in relation to such claim, such Person shall be deemed to be a Non-Bank Lender under this Agreement in relation to such claim even if such Person is not a “money lender” (as defined in paragraph 2 of article 2 of the Money Lending Business Act).

“Non-Industrial Property” means a Property that is not an Industrial Property.

“Non-Recourse Debt” means Indebtedness with respect to which recourse for payment is limited to (a) specific Property or Properties encumbered by a Lien securing such Indebtedness so long as there is no recourse to Prologis or General Partner, or (b) any Consolidated Subsidiary of Prologis or Unconsolidated Affiliate of Prologis (provided that if an entity is a partnership, there is no recourse to Prologis or General Partner as a general partner of such partnership); provided that personal recourse of Prologis or General Partner for any such Indebtedness for Customary Recourse Exceptions shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Debt. For purposes of the foregoing and for the avoidance of doubt, (i) if the Indebtedness is partially guaranteed by Prologis or General Partner, then the portion of such Indebtedness that is not so guaranteed shall still be Non-Recourse Debt if it otherwise satisfies the requirements in this definition, and (ii) if the liability of Prologis or General Partner under any such guaranty is itself limited to specific Property or Properties, then such Indebtedness shall still be Non-Recourse Debt if such Indebtedness otherwise satisfies the requirements of this definition.

“Non-QII Lender” has the meaning set forth in Section 9.15(b).

“Note” means a promissory note of the Borrower (or any Qualified Borrower), substantially in the form of Exhibit A or in such other form as is reasonably satisfactory to Administrative Agent, in each case evidencing the obligation of the Borrower to repay Loans. Each reference in this Agreement to the “Note” of any Lender shall be deemed to refer to and include any or all Notes, as the context may require.

“Notice of Borrowing” means a notice of a borrowing under this Agreement in accordance with Section 2.3.

“Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Loan Parties from time to time owing to Administrative Agent or any Lender under or in connection with this Agreement or any other Loan Document.

“Organization Documents” means: (a) with respect to any corporation (including any YK), the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company (including any GK), the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership (including any IBLP), joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Participant” has the meaning set forth in Section 9.6(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Prologis or any ERISA Affiliate or to which Prologis or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Amendments” has the meaning set forth in Section 9.5(d).

“Permitted Liens” means (a) pledges or deposits made to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions or social security programs (other than any Lien regulated by ERISA), (b) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use, (c) Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (d) Liens imposed by mandatory provisions of law such as for materialmen’s, mechanic’s, warehousemen’s, and other like Liens arising in the ordinary course of business, securing payment of any Liability whose payment is not yet due, (e) Liens on Properties where the applicable Company or Unconsolidated Affiliate is insured against such Liens by title insurance or other similar arrangements satisfactory to Administrative Agent, (f) Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (g) Liens securing assessment bonds, (h) leases to tenants of space in Properties that are entered into in the ordinary course of business, (i) any netting or set-off arrangement entered into by any Company in the normal course of its banking arrangements for the purpose of netting debit and credit balances, or any set-off arrangement that arises by operation of law as a result of any Company opening a bank account, (j) any title transfer or retention of title arrangement entered into by any Company in the normal course of its trading activities on the counterparty’s standard or usual terms, (k) Liens over goods and documents of title to goods arising out of letter of credit transactions entered into in the ordinary course of business, (l) Liens securing Settlement Debt in an aggregate amount not at any time exceeding $250,000,000, (m) Liens that secure the Obligations, (n) Liens that secure senior Indebtedness of General Partner, Prologis or any of their respective Consolidated Subsidiaries on a pari passu basis with the Liens described in clause (m), and (o) Liens that secure Indebtedness of a Company to another Company.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Prologis or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Preferred Dividends” means, for the Companies, on a consolidated basis, for any period, Restricted Payments of any kind or character or other proceeds paid or payable with respect to any Equity Interests except for common equity (but excluding any Restricted Payments paid or payable to any Company).

“Prime Rate” means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced by Administrative Agent from time to time as its “short prime rate” in Japan (it being understood that the same shall not necessarily be the best rate offered by Administrative Agent to customers).

“Prologis” is defined in the Preamble.

“Prologis Credit Agreements” has the meaning set forth in Section 9.5(b).

“Properties” means real estate properties (including land) owned by a Company or an Unconsolidated Affiliate or any trust of which a Company or an Unconsolidated Affiliate is the sole beneficiary, and “Property” means any one of the Properties.

“Property Fund” means an Unconsolidated Affiliate formed or sponsored by Prologis to hold Properties.

“Qualified Assignee” has the meaning set forth in Section 9.6(c).

“Qualified Borrower” means a (i) a company (kabushiki kaisha, tokurei yugen kaisha or mochibun kaisha (including a GK) organized under the laws of Japan, (ii) an IBLP, or (iii) a limited partnership, limited liability company or other business entity organized under the laws of the United States that conducts activities in Japan, in each case that meets the following criteria: (a) it is at least 50% owned, directly or indirectly, by Prologis, (b) Prologis (or a Person that is owned and controlled, directly or indirectly, by Prologis) is the sole shareholder, general partner or managing member, or otherwise exercises control over such entity, (c) its Indebtedness, in all cases, can be guaranteed by the Guarantors pursuant to the provisions of the Guarantors’ formation documents, and (d) in the case of any entity described in clause (ii) above, no Lender is prohibited from making a Loan to such entity by the terms of its charter as in effect on the date that Prologis proposes a new Qualified Borrower pursuant to Section 2.12.

“Qualified Borrower Joinder Agreement” means a Qualified Borrower Joinder Agreement among Administrative Agent (on behalf of the Lenders) and a Subsidiary that is to become a Qualified Borrower hereunder at any time after the date of this Agreement, which shall be substantially in the form of Exhibit B or in such other form as is reasonably satisfactory to Administrative Agent.

“Qualified Borrower Joinder Documents” means, as to any Qualified Borrower Joinder Agreement, collectively, all documents, instruments and certificates required by such Qualified Borrower Joinder Agreement to be delivered pursuant to the terms thereof.

“Qualified Institution” means (a) a Lender, (b) a bank, finance company, insurance company or other financial institutions that (i) has (or, in the case of a bank, is a subsidiary of a bank holding company that has) a rating of its senior debt obligations of not less than BBB+ by S&P or “Baa-1” by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent, (ii) has total assets in excess of $10,000,000,000 or (c) any other Person approved by Prologis and Administrative Agent, and (iii) is not an EEA Financial Institution that is, or is reasonably expected to become, subject to a Bail-In Action.

“Qualified Institutional Investor” (tekikaku kikan toshika) has the meaning assigned thereto in Article 2, Paragraph 3, item 1 of the Financial Instruments and Exchange Law (kinyu shohin torihiki ho) of Japan (Law No. 25 of 1948), Article 10, Paragraph 1 of the regulations relating to the definitions contained in such Article 2.

“Qualified Participant” has the meaning set forth in Section 9.6(b).

“Ratification” means a ratification and reaffirmation by the Guarantors of their obligations under the Guaranty.

“Real Property Assets” means as to any Person as of any time, the real property assets (including interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by such Person at such time.

“Recourse Debt” means, for any Person, any Indebtedness that is not Non-Recourse Debt.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of Prologis as prescribed by the Securities Laws.

“REIT” means a real estate investment trust for purposes of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Requisite Lenders” has the meaning set forth in Section 9.5(b).

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, a representative director, any vice president, the treasurer or any assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Company’s stockholders, partners or members (or the equivalent).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc. (or any successor thereof), or, if S&P no longer publishes ratings, then another ratings agency selected by Prologis and reasonably acceptable to Administrative Agent.

“S&P Rating” means the most recently-announced rating from time to time of S&P assigned to any class of long-term senior, unsecured debt securities issued by Prologis, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether any of such Indebtedness has been issued at the time such rating was issued.

“Sanctioned Country” means, at any time, a country, region or territory that is the subject or target of comprehensive Sanctions (which, as of the date of this Agreement, are Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Lender” means a Lender that is a Sanctioned Person.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority, (b) any Person operating, organized or resident in a Sanctioned Country in violation of Sanctions or (c) any Person more than 20% owned or controlled by any one or more Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any applicable Sanctions Authority.

“Sanctions Authority” means each of the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, and Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Debt” means, for any Person, Indebtedness of such Person secured by any Liens (other than Permitted Liens) in any of such Person’s Properties or other material assets.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.

“Settlement Debt” means, for any Person, tax liabilities of such Person payable in installments in connection with a settlement agreement with the relevant taxing authority.

“SMBC” means Sumitomo Mitsui Banking Corporation, and its successors.

“Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its Liabilities, (b) it has sufficient cash flow to enable it to pay its Liabilities as they mature and (c) it does not have unreasonably small capital to conduct its businesses.

“Stabilized Industrial Properties” means, as of any date, Industrial Properties that have a Stabilized Occupancy Rate as of the first day of the most recent fiscal quarter of Prologis for which information is available.

“Stabilized Occupancy Rate” means, as of any date for any Property, that the percentage of the rentable area of such Property leased pursuant to bona fide tenant leases, licenses, or other agreements requiring current rent or other similar payments, is at least 90% or such higher percentage as Prologis requires internally, consistent with past practices, to classify as a stabilized Property of the relevant type in the relevant market.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by a Guarantor.

“Substitute Rate” means (i) a negotiated rate agreed to by the Borrower and Administrative Agent that is reasonably equivalent to Yen LIBOR or (ii) to the extent that a negotiated rate is not agreed to by Administrative Agent and the Borrower, the percentage rate per annum determined by Administrative Agent to be the weighted average of the rate notified to Administrative Agent by three reference banks selected by Administrative Agent and reasonably acceptable to the Borrower to be that which expresses as a percentage rate per annum the cost to each such reference bank of funding its participation in that Loan from whatever source it may reasonably select.

“Substitute Rate Loan” means a Loan that bears interest at a rate based on the Substitute Rate.

“Substitution Event” has the meaning set forth in Section 2.12.

“Swap Contract” means (a) all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Asset Value” means, as of any date for the Companies on a consolidated basis, the total (without duplication) of the following:

(i)	the quotient of (A) the sum of the most recent fiscal quarter’s NOI from Stabilized Industrial Properties multiplied by four, divided by (B) the applicable Capitalization Rate; provided that, notwithstanding the foregoing, (a) any Investments in Stabilized Industrial Properties acquired from Property Funds less than 24 months prior to such date of determination shall be included at 100% of the undepreciated book value of such Property and (b) any other Investments in Stabilized Industrial Properties acquired less than 12 months prior to such date of determination shall be included at 100% of the undepreciated book value of such Property; plus

(ii)	for any Transition Property, the greater of (i) the quotient of (a) the most recent fiscal quarter’s NOI from such Property multiplied by four divided by (b) the applicable Capitalization Rate or (ii) 100% of the undepreciated book value of such Property; plus

(iii)	the amount of all other Investments in Properties under construction, Non-Industrial Properties, notes receivable backed by real estate and Properties subject to a ground lease with a Person that is not an Affiliate of Prologis, as lessee, each on an undepreciated book basis; plus

(iv)	the book value of raw land; plus

(v)	the book value of the Companies’ Investments in Unconsolidated Affiliates; plus

(vi)	the product of (A) management fee income of the Companies (prior to deduction of amortization related to investment management contracts) for the most recent fiscal quarter multiplied by (B) four, multiplied by (C) eight; plus

(vii)	the value, if positive, of the Companies’ Swap Contracts, excluding interest rate contracts entered into to hedge Indebtedness, net of obligations owing by the Companies under non-excluded Swap Contracts; plus

(viii)	to the extent not included in clauses (i) through (vii) above, (a) restricted funds that are held in escrow pending the completion of tax-deferred exchange transactions involving operating Properties, (b) infrastructure costs related to projects that a Company is developing on behalf of others, (c) costs incurred related to future development projects, including purchase options on land, (d) the corporate office buildings of Prologis and its Subsidiaries and (e) earnest money deposits associated with potential acquisitions; plus

(ix)	cash and Cash Equivalents; minus

(x)	the amount, if any, by which the amount in clause (v) above exceeds 15% of the sum of clauses (i) through (ix) above.

For the avoidance of doubt, with respect to each of clauses (ii) through (x) (other than clause (vi)) above, impairments pursuant to GAAP shall be included.

“Total Pro Rata Share” means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which is the outstanding principal amount of such Lender’s Loans (or, prior to the making of the initial Loans, such Lender’s Commitments) and the denominator of which is the outstanding principal amount of the Loans of all Lenders (or, prior to the making of the initial Loans, the aggregate of the Commitments of all Lenders).

“Tranche” means (a) the Tranche A Loans and matters relating thereto or (b) the Tranche B Loans and matters relating thereto.

“Tranche A Commitment” means, with respect to any Lender, the amount (if any) set forth under the heading “Tranche A Commitment” opposite the name of such Lender on Schedule 1.

“Tranche A Lender” means a Lender that has a Tranche A Commitment or, after the making of the initial Loans, a Tranche A Loan.

“Tranche A Loan” has the meaning set forth in Section 2.1.1.

“Tranche A Maturity Date” means August 23, 2022.

“Tranche A Pro Rata Share” means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which is the outstanding principal amount of such Lender’s Tranche A Loan (or, prior to the making of the initial Loans, such Lender’s Tranche A Commitment) and the denominator of which is the outstanding principal amount of all Tranche A Loans of all Lenders (or, prior to the making of the initial Loans, the aggregate of the Tranche A Commitments of all Lenders).

“Tranche B Commitment” means, with respect to any Lender, the amount (if any) set forth under the heading “Tranche B Commitment” opposite the name of such Lender on Schedule 1.

“Tranche B Lender” means a Lender that has a Tranche B Commitment or, after the making of the initial Loans, a Tranche B Loan.

“Tranche B Loan” has the meaning set forth in Section 2.1.2.

“Tranche B Maturity Date” means August 23, 2023.

“Tranche B Pro Rata Share” means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which is the outstanding principal amount of such Lender’s Tranche B Loan (or, prior to the making of the initial Loans, such Lender’s Tranche B Commitment) and the denominator of which is the outstanding principal amount of all Tranche B Loans of all Lenders (or, prior to the making of the initial Loans, the aggregate of the Tranche B Commitments of all Lenders).

“Transition Properties” means, as of any date, Industrial Properties that have been completed but are not Stabilized Industrial Properties.

“Trigger Event” means the occurrence of any of the following events: (a) the acceleration of the Obligations pursuant to Sections 6.2 and/or 6.4 (unless such acceleration has been rescinded in accordance with the terms hereof); (b) any Event of Default under Section 6.1(h) with respect to General Partner or Prologis or Sections 6.3(e) and (f) with respect to Borrower; and (c) the occurrence and continuance of any other Event of Default and receipt by Administrative Agent of notice (which has not been rescinded) from Lenders holding more than 50% of the Tranche A Loans or 50% of the Tranche B Loans demanding that all payments be subject to the sharing arrangements described in Section 9.4.3.

“Unconsolidated Affiliate” means any Person in which Prologis directly or indirectly holds Equity Interests but which is not consolidated under GAAP with Prologis on the consolidated financial statements of Prologis.

“Unencumbered Capital Expenditures” means, for any period, the total for such period of the Capital Expenditures associated with all Unencumbered Properties (except for Unencumbered Properties where the tenant is responsible for capital expenditures).

“Unencumbered Debt Service” means, for any period, the total for such period of all Debt Service in respect of all Unsecured Debt of the Companies.

“Unencumbered Debt Service Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Unencumbered NOI minus Unencumbered Capital Expenditures to (b) Unencumbered Debt Service, in each case for the four fiscal quarters ending on the date of determination.

“Unencumbered NOI” means, for any period, the total for such period of (a) the NOI of all Unencumbered Properties; provided that this clause (a) shall not include any NOI that is subject to any Lien (other than Permitted Liens); plus (b) the management fees of the Companies that are not subject to any Lien (other than Permitted Liens) less related expenses; plus (c) Allowed Unconsolidated Affiliate Earnings that are not subject to any Lien (other than Permitted Liens); minus (d) the amount, if any, by which the sum of the amounts of clauses (b) and (c) above exceeds 40% of the sum of the amounts of clauses (a), (b) and (c) above.

“Unencumbered Property” means any Property that is (a) owned directly or indirectly by a Company, (b) not subject to a Lien that secures Indebtedness of any Person (other than Permitted Liens), and (c) not subject to any negative pledge that would prohibit any pledge of such asset to Administrative Agent; provided that the provisions of Section 1013 of the Existing Indenture, and any similar requirement for the grant of an equal and ratable lien in connection with a pledge of any asset to Administrative Agent, shall not constitute a negative pledge.

“United States” or “U.S.” means the United States of America, including the fifty states and the District of Columbia.

“Unrestricted Cash” means cash and Cash Equivalents that are not subject to any pledge, lien or control agreement, less (a) $10,000,000, (b) amounts normally and customarily set aside by Prologis for operating capital and interest reserves and (c) amounts placed with third parties as deposits or security for contractual obligations.

“Unsecured Debt” means, for any Person, Indebtedness of such Person that is not Secured Debt.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.-

“Yen” and “JPY” mean the lawful currency of Japan.

“Yen LIBOR” means, for any Interest Period, (a) the Yen LIBOR Screen Rate for such Interest Period; or (b) if no Yen LIBOR Screen Rate is available for such Interest Period, the average of the rates (rounded upwards to four decimal places) quoted by the Yen LIBOR Reference Banks to leading banks in the London Interbank Market, at or about 11:00 a.m. London time two Business Days before the first day of such Interest Period, for the offering of deposits in Yen for a period comparable to such Interest Period. If Yen LIBOR for any Interest Period shall be less than zero, such rate shall be deemed to be zero for such Interest Period.

“Yen LIBOR Borrowing” means a Borrowing composed of Yen LIBOR Loans.

“Yen LIBOR Loan” means a Loan to be made by a Lender as a Yen LIBOR Loan in accordance with the provisions of this Agreement

“Yen LIBOR Reference Banks” means SMBC, Mizuho Bank, Ltd., Bank of Tokyo-Mitsubishi UFJ, Ltd. and JPMorgan Chase Bank National Association.

“Yen LIBOR Screen Rate” means, for any Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Yen for a period comparable to such Interest Period, as displayed on the appropriate page of Bloomberg BBAM or, if for any reason such rate does not appear on Bloomberg BBAM, the appropriate page of the Reuters screen or, if for any reason such rate does not appear on the Reuters screen, on the relevant page of such other service as Administrative Agent may reasonably specify after consultation with the Borrower.

“YK” means a special limited company (tokurei yugen kaisha) formed under YK Law (yugen kaisha ho) (Law No. 74 of 1938) and existing under the Companies Act (kaisha ho) (Law No. 86 of 2005).

Section 1.2 Accounting Terms and Determination. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by Prologis’ independent public accountants) with the most recent audited consolidated financial statements of Prologis and its Consolidated Subsidiaries delivered to Administrative Agent; provided that for purposes of references to the financial results and information of “General Partner, on a consolidated basis,” General Partner shall be deemed to own 100% of the partnership interests in Prologis; and provided, further, that if Prologis notifies Administrative Agent that Prologis wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if Administrative Agent notifies Prologis that the Majority Lenders wish to amend Article V for such purpose), then Prologis’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to Prologis and the Majority Lenders.

Section 1.3 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).

THE CREDITS

Section 2.1 Commitments to Lend.

2.1.1 Tranche A Commitments. Each Tranche A Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a loan to the Borrower (a “Tranche A Loan”) on the Closing Date in an amount equal to such Tranche A Lender’s Tranche A Commitment.

2.1.2 Tranche B Commitments. Each Tranche B Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a loan to the Borrower (a “Tranche B Loan”) on the Closing Date in an amount equal to such Tranche B Lender’s Tranche B Commitment.

2.1.3 Types of Loans. Each Tranche A Loan and Tranche B Loan shall be a Yen LIBOR Loan or, solely upon the occurrence of an event described in Section 8.1, 8.2 or 8.5, a Substitute Rate Loan, as further provided herein.

2.1.4 Termination of Commitments; No Reborrowings. Upon the making of the initial Loans pursuant to Sections 2.1.1 and 2.1.2, the Commitments shall terminate (without any further action by any Person). Amounts prepaid hereunder may not be reborrowed.

Section 2.2 Optional Additional Term Loans. Unless a Default or an Event of Default has occurred and is continuing, Prologis, by written notice to Administrative Agent (and without the consent of any Lender other than an Increasing Lender (as defined below)), may arrange for additional term loans (each an “Additional Term Loan”) provided by any existing Lender that agrees in writing to increase the amount of its Tranche A Loan or Tranche B Loan (an “Increasing Lender”) and/or any Qualified Institution that agrees to become a party hereto (a “New Lender”), subject to the following conditions:

(a) no Person shall be admitted as a New Lender without the approval of Administrative Agent, which approval will not be unreasonably withheld or delayed;

(b) each New Lender shall duly execute and deliver to Administrative Agent a New Lender Joinder Agreement substantially in the form of Exhibit H;

(c) each Increasing Lender shall duly execute and deliver to Administrative Agent an Additional Term Loan Agreement substantially in the form of Exhibit G;

(d) the aggregate principal amount of all Additional Term Loans shall not exceed JPY 80,000,000,000 (such that the aggregate principal amount of all outstanding Loans after all such increases shall not exceed JPY 200,000,000,000);

(e) the aggregate principal amount of all Additional Term Loans made at the same time shall not be less than JPY 1,000,000,000 (or such lesser amount as Administrative Agent may agree); and

(f) upon the making of any Additional Term Loan, the Tranche A Pro Rata Shares or Tranche B Pro Rata Shares, as applicable, and the Total Pro Rata Shares shall be adjusted to account for such increase;

Nothing in this Section 2.2 shall constitute or be deemed to constitute an agreement by any Lender to make an Additional Term Loan.

Section 2.3 Notices of Borrowing. The Borrower shall give Administrative Agent notice of the initial Borrowing of Tranche A Loans and the initial Borrowing of Tranche B Loans (which shall occur on the same day) and of any Borrowing of Additional Term Loans not later than 1:00 P.M. on the third Business Day before such Borrowing, specifying (or, in the case of clause (d)(iii), certifying):

(a) the date of such Borrowing, which shall be a Business Day;

(b) the aggregate amount of such Borrowing;

(c) payment instructions for delivery of such Borrowing;

(d) in the case of the initial borrowing of any Loans, (i) whether such Loans are Tranche A Loans or Tranche B Loans, (ii) payment instructions for the proceeds thereof and (iii) that no Default or Event of Default has occurred and is continuing.

Section 2.4 Notice to Lenders; Funding of Loans.

(a) Upon receipt of a Notice of Borrowing from the Borrower in accordance with Section 2.3, Administrative Agent shall notify each Lender of the contents thereof and of such Lender’s share, if any, of such Borrowing, and such Notice of Borrowing shall not thereafter be revocable by the Borrower unless the Borrower shall pay any applicable expenses pursuant to Section 2.10.

(b) Not later than 2:00 P.M. on the date of each Borrowing as indicated in the applicable Notice of Borrowing, each Lender shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing in Yen immediately available in Tokyo, Japan to Administrative Agent at its address referred to in Section 9.1.

(c) Unless Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available to Administrative Agent on the date of such Borrowing in accordance with this Section 2.4 and Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on such date a corresponding amount on behalf of such Lender. If and to the extent that such Lender shall not have made such share available to Administrative Agent, such Lender agrees to repay to Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to Administrative Agent, at the rate of interest applicable to such Borrowing hereunder. If such Lender shall pay to Administrative Agent such corresponding amount, such amount paid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement. If such Lender shall not pay to Administrative Agent such corresponding amount after reasonable attempts are made by Administrative Agent to collect such amounts from such Lender, the Borrower agrees to repay to Administrative Agent within one Business Day of demand such corresponding amount together with interest thereon at the interest rate applicable to the relevant Borrowing, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to Administrative Agent. Nothing contained in this Section 2.4(c) shall be deemed to reduce any obligation of any Lender to fund a Loan or in any way affect the rights of the Borrower with respect to any defaulting Lender. The failure of any Lender to make available to Administrative Agent such Lender’s share of any Borrowing in accordance with Section 2.4(b) shall not relieve any other Lender of its obligation to fund any Loan in accordance with the provisions hereof.

(d) Subject to the provisions hereof, Administrative Agent shall make available each Borrowing to the Borrower in Yen immediately available in accordance with, and on the date set forth in, the applicable Notice of Borrowing.

Section 2.5 Notes.

(a) The Loans shall be evidenced by a single Note made by the Borrower payable to Administrative Agent on behalf of the Lenders for the account of their respective Lending Offices.

(b) Notwithstanding Section 2.5(a) above, any Lender may, by notice to the Borrower and Administrative Agent, request that its Loans be evidenced by a separate Note payable to such Lender for the account of its Lending Office, in which event the Note made by the Borrower pursuant to Section 2.5(a) shall not include or evidence the Loans made by such Lender to the Borrower. Each such Note shall be modified to reflect the fact that it evidences solely Loans made by the applicable Lender. Any additional costs incurred by Administrative Agent, the Borrower or the Lenders in connection with preparing such a Note shall be at the sole cost and expense of the Lender requesting such Note. If the Loans evidenced by such a Note are paid in full prior to the applicable Maturity Date, the applicable Lender shall return such Note to the Borrower.

(c) Upon receipt of the Note issued pursuant to Section 3.1(a), Administrative Agent shall forward a copy thereof to each Lender. Administrative Agent shall record such Note or in its records the date, amount, type and maturity of each Loan made by each Lender and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if Administrative Agent so elects in connection with any transfer or enforcement of such Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of Administrative Agent to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any Notes. The Borrower hereby irrevocably authorizes Administrative Agent so to endorse such Note and to attach to and make a part of such Note a continuation of any such schedule as and when required.

(d) Upon receipt of any Lender’s Note pursuant to Section 2.5(b), Administrative Agent shall forward such Note to such Lender. Each Lender shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under such. The Borrower hereby irrevocably authorizes each Lender so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

Section 2.6 Interest Rates.

(a) Each Substitute Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made or converted into a Substitute Rate Loan pursuant to Section 8.1, 8.2 or 8.5, at a rate per annum equal to the sum of the Substitute Rate plus the Applicable Margin.

(b) Each Yen LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Yen LIBOR Loans plus Yen LIBOR for such Interest Period.

(c) (i) At any time and so long as an Event of Default pursuant to Section 6.3(a) exists, all Obligations owing by the Borrower that are not paid when due shall bear interest at a fluctuating interest rate per annum at all times equal, to the fullest extent permitted by applicable Laws, to the otherwise applicable rate hereunder plus 2.000%, (ii) upon the written request of the Majority Lenders at any time and so long as any other Borrower Event of Default exists, the Borrower shall pay interest on the principal amount of all Obligations, at a fluctuating interest rate per annum at all times equal, to the fullest extent permitted by applicable Laws, to the otherwise applicable rate hereunder plus 2.000%, and (iii) upon the written request of the Majority Lenders at any time and so long as any Guarantor Event of Default exists, all Obligations owing hereunder by any Loan Party shall bear interest at a fluctuating interest rate per annum at all times equal, to the fullest extent permitted by applicable Laws, to the otherwise applicable rate hereunder plus 2.000%.

(d) Administrative Agent shall determine each interest rate applicable to the Loans hereunder. Administrative Agent shall give prompt notice to the Borrower and the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.

(e) Interest on all Loans bearing interest at the Substitute Rate shall be payable in arrears on the last Business Day of each applicable interest period and on the applicable Maturity Date. Interest on all Yen LIBOR Loans shall be payable on the last Business Day of each applicable Interest Period.

(f) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid (including any fees paid to Administrative Agent or any Lender that are deemed to be interest under any Laws) under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest (including any fees paid to Administrative Agent or a Lender that are deemed to be interest under any applicable Laws) in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest (including any fees paid to Administrative Agent or a Lender that are deemed to be interest under any Laws) contracted for, charged or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Laws, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 2.7 Maturity Dates. All Tranche A Loans shall be due and payable (together with accrued interest thereon and all other Obligations related thereto) on the Tranche A Maturity Date. All Tranche B Loans shall be due and payable (together with accrued interest thereon and all other Obligations related thereto) on the Tranche B Maturity Date.

Section 2.8 Optional Prepayments. The Borrower may, upon at least five Business Days’ notice to Administrative Agent, pay all or any portion of the outstanding Tranche A Loans or Tranche B Loans. Any such prepayment shall be in an aggregate amount (for all Tranche A Loans or Tranche B Loans, as applicable, being prepaid at the same time) of JPY 100,000,000 or more (or, if less, the entire principal amount of all Tranche A Loans or all Tranche B Loans, as applicable). Except as provided in Article VIII and except with respect to any Yen LIBOR Loan that has been converted to a Substitute Rate Loan pursuant to Section 8.1, 8.2 or 8.5, the Borrower may not prepay all or any portion of the principal amount of any Yen LIBOR Loan prior to the end of the Interest Period applicable thereto unless the Borrower shall also pay any applicable expenses pursuant to Section 2.10. Except as expressly otherwise provided in this Agreement, each such optional prepayment shall be applied to prepay ratably the Loans of the Tranche A Lenders or the Tranche B Lenders, as applicable.

Section 2.9 General Provisions as to Payments.

(a) The Borrower shall make each payment of the principal of and interest on the Loans by initiating a wire transfer not later than 1:00 P.M. on the date when due in Yen immediately available in Tokyo, Japan to Administrative Agent at its address referred to in Section 9.1, and the Borrower shall deliver to Administrative Agent evidence of such wire as soon as possible thereafter on the date when due. Administrative Agent will promptly distribute to each Lender its ratable share, if any, of each such payment received by Administrative Agent for the account of the Tranche A Lenders or the Tranche B Lenders. If and to the extent that Administrative Agent shall receive any such payment for the account of the applicable Lenders at or before 11:00 A.M. on any Business Day, and Administrative Agent shall not have distributed to any Lender its applicable share of such payment on such day, Administrative Agent shall distribute such amount to such Lender together with interest thereon, for each day from the date such amount should have been distributed to such Lender until the date Administrative Agent distributes such amount to such Lender, at the Prime Rate. Whenever any payment of principal of, or interest on any Loan or of any other amount payable hereunder shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, Administrative Agent may assume that the Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each applicable Lender shall repay to Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at the Prime Rate.

(c) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.3, 2.9 or 9.4, then Administrative Agent, notwithstanding any contrary provision hereof, shall apply any amounts thereafter received by Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to Administrative Agent under the applicable Section (in such order as Administrative Agent shall determine in its discretion) until all such unsatisfied obligations are fully paid.

Section 2.10 Funding Losses.

(a) The Borrower agrees that it will, from time to time, compensate each Lender for and hold each Lender harmless from any loss, cost or expense incurred by such Lender as a result of:

(i) any payment or prepayment of any Yen LIBOR Loan of such Lender to the Borrower on a day other than the last day of the Interest Period for such Yen LIBOR Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Yen LIBOR Loan of (or to be made by) such Lender to the Borrower on the date or in the amount notified by the Borrower; or

(iii) any assignment of a Yen LIBOR Loan of such Lender to the Borrower on a day other than the last day of the Interest Period therefor as a result of a request by Prologis pursuant to Section 9.5(d);

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loans or from fees payable to terminate the deposits from which such funds were obtained (but in each case excluding any loss of anticipated profits).

(b) For purposes of calculating amounts payable by the Borrower to a Lender under this Section 2.10, (A) each Lender shall be deemed to have funded each Yen LIBOR Loan made by it at the Yen LIBOR Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Yen LIBOR Loan was in fact so funded; and (B) the losses and expenses of any Lender resulting from any event described in clause (a)(i) above, any failure by the Borrower to borrow a Loan as contemplated by clause (a)(ii) above or any assignment pursuant to clause (a)(iii) above shall not exceed the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of the applicable Loan had such event not occurred, at the Yen LIBOR applicable (or that would have been applicable) to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the applicable eurocurrency market.

Any Lender requesting compensation pursuant to this Section 2.10 shall deliver to the Borrower (with copies to Prologis and Administrative Agent) a certificate setting forth in reasonable detail a calculation of the amount demanded and any such certificate shall be conclusive absent demonstrable error. The Borrower shall pay the applicable Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 2.11 Computation of Interest. Interest based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.12 Substitution of Borrower. If a Substitution Event occurs and is continuing, then Prologis may, upon 15 Business Days notice to Administrative Agent, cause a single Subsidiary that satisfies the definition of a Qualified Borrower to become the “Borrower” and to assume all of the existing Loans and other obligations of the then-existing Borrower hereunder; provided that such Subsidiary shall (a) deliver to Administrative Agent Qualified Borrower Joinder Documents pursuant to which it shall become a party hereto, (b) satisfy all of the conditions for becoming the Borrower set forth in the Qualified Borrower Joinder Agreement and (c) deliver such documentation and other evidence as is reasonably requested by Administrative Agent (for itself or on behalf of any Lender), within five Business Days after Prologis notifies Administrative Agent of the substitution of the Borrower, to allow Administrative Agent or such Lender to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable Laws with respect to such Subsidiary. Upon such assumption, (A) the existing Borrower shall be released from its obligations hereunder and (B) the Notes executed and delivered by the existing Borrower shall be returned to the existing Borrower; provided that simultaneously with such release and return, the Guarantors shall deliver a Ratification. For purposes of the foregoing, “Substitution Event” means (i) the occurrence of an Event of Default under Section 6.3(e), (f) or (h) or (ii) any Change in Law, change in tax rates, policies or procedures or change in accounting policies or procedures that, in any such case, results (or may result) in any increased costs, increased taxes or other material disadvantage to any Loan Party or any Affiliate thereof that would not be incurred or applicable to the same extent (or would have less impact) should the Subsidiary replace the existing Borrower pursuant to this Section 2.12.

CONDITIONS

Section 3.1 Closing. The closing hereunder shall occur on the date when each of the following conditions is satisfied (or waived in writing by Administrative Agent and the Lenders), each document to be dated a date satisfactory to Administrative Agent:

(a) the Borrower shall have executed and delivered to Administrative Agent each Note required by Section 2.5;

(b) the Loan Parties, Administrative Agent and each Lender shall have executed and delivered counterparts of this Agreement to Administrative Agent;

(c) the Guarantors shall have executed and delivered to Administrative Agent executed counterparts of the Guaranty;

(d) Administrative Agent shall have received an opinion of Mayer Brown LLP, counsel to the Guarantors and New York counsel to the Loan Parties, and Anderson Mori & Tomotsune, counsel for the Borrower, in each case acceptable to Administrative Agent, the Lenders and their counsel;

(e) Administrative Agent shall have received all documents Administrative Agent may reasonably request relating to the existence of the Loan Parties, the authority for and the validity of this Agreement and the other Loan Documents, the incumbency of officers executing this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to Administrative Agent. Such documentation shall include the following, each as amended, modified or supplemented to the Effective Date, certified to be true, correct and complete by a senior officer of the applicable Person: (i) the operating agreement, partnership agreement, articles of incorporation or other constituent document, as applicable, of the Borrower, (ii) the certificate of formation of the Borrower, (iii) a certificate of existence from the Secretary of State (or the equivalent thereof) of the state of formation of the Borrower, as applicable, (iv) if the Borrower is a YK or GK, representative director’s (or the executive officer’s as applicable) certificate attaching the following items: authorizing resolutions, articles of incorporation (teikan), commercial register (rireki jikou zenbu shoumeisho), certificate of seal (inkan shoumeisho), list of shareholders (or unitholders as applicable), all documents Administrative Agent may reasonably request relating to the formation and existence of the Borrower and the authority of the director (or the executive officer, as applicable) of the Borrower, and copy of a driver’s license, passport or such other document relating to identification of the director (or executive officer, as applicable), together with, if applicable, evidence of Article 40, YK Law compliance (or other evidence satisfactory to Administrative Agent that such YK was formed more than two years prior to the date such YK acquired the relevant Property), (v) the agreement of limited partnership of Prologis, (vi) the certificate of limited partnership of Prologis, (vii) a certificate of existence for Prologis from the Secretary of State (or the equivalent thereof) of Delaware to be dated not more than 30 days prior to the Effective Date, (viii) the articles of incorporation and by-laws of General Partner, and (ix) a good standing certificate for General Partner from the Secretary of State (or the equivalent thereof) of Maryland to be dated not more than 30 days prior to the Effective Date;

(f) each Loan Party as of the Effective Date shall have executed a solvency certificate acceptable to Administrative Agent;

(g) Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and the Notice of Borrowing, in sufficient counterparts, satisfactory in form and substance to Administrative Agent in its sole discretion;

(h) to the extent a Loan Party is a party to such agreement, such Loan Party shall have taken all actions required to authorize the execution and delivery of this Agreement, the Guaranty and the other Loan Documents and the performance thereof;

(i) the Lenders shall be satisfied that no Loan Party nor any Consolidated Subsidiary is subject to any present or contingent environmental liability that could have a Material Adverse Effect and General Partner shall have delivered a certificate so stating;

(j) Administrative Agent shall have received, for its and any other Lender’s account, all fees due and payable on or before the Closing Date, and the reasonable and documented fees and expenses accrued through the Closing Date of each of Allen & Overy LLP and Mori Hamada & Matsumoto, shall have been paid to each of Allen & Overy LLP and Mori Hamada & Matsumoto, as applicable, provided that each such firm has delivered an invoice in reasonable detail of such fees and expenses within three Business Days prior to the Closing Date;

(k) each Loan Party shall have delivered copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by such Loan Party of the Loan Documents to which such Loan Party is a party and the validity and enforceability of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;

(l) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the Loans to be made on the Closing Date;

(m) the Guarantors shall have delivered a certificate in form acceptable to Administrative Agent showing compliance with the requirements of Section 5.8 as of the Effective Date;

(n) Administrative Agent shall have received evidence, reasonably satisfactory to Administrative Agent, that all obligations (other than contingent indemnity obligations not then due and payable) under the Existing Term Loans have been, or concurrently with the making of the initial Loans hereunder will be, paid in full; and

(o) Administrative Agent shall have received a certificate signed by an officer of Prologis certifying that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Additional Term Loans. Prior to making an Additional Term Loan, the following conditions shall have been satisfied:

(a) if required, the Borrower shall have executed and delivered to Administrative Agent any Note required by Section 2.5;

(b) immediately before and after making such Additional Term Loan, no Default or Event of Default shall have occurred and be continuing;

(c) the representations and warranties of each of the Guarantors and the Borrower contained in this Agreement and the other Loan Documents (other than representations and warranties which expressly speak as of a different date) shall be true and correct in all material respects on and as of the date of such Additional Term Loan both before and after the making of such Additional Term Loan; and

(d) no law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending which does or seeks to enjoin, prohibit or restrain the making or repayment of the Loans or the consummation of the transactions contemplated by this Agreement.

The borrowing of an Additional Term Loan hereunder shall be deemed to be a representation and warranty by each of the Guarantors and the Borrower on the date such Additional Term Loan is made as to the facts specified in clauses (b), (c), and (d) of this Section, except as otherwise disclosed in writing by any Guarantor or the Borrower to the Lenders. Notwithstanding anything to the contrary, the borrowing of an Additional Term Loan shall not be permitted if such borrowing would cause any Loan Party to fail to be in compliance with any of the covenants contained in this Agreement or any other Loan Document.

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties by the Guarantors. To induce the Lenders to make the Loans, each of Prologis and General Partner, as applicable, makes the following representations and warranties as of the Effective Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

(a) Existence, Qualification and Power. Each Guarantor (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except, in each case referred to in clause (b)(i) or (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization; No Contravention. The execution, delivery and performance by each Guarantor of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Consolidated Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Guarantor is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, either Guarantor of this Agreement or any other Loan Document (excluding approvals, consents, exemptions and authorizations that have been obtained and are in full force and effect and those which, if not made or obtained, would not (a) materially and adversely affect the validity or enforceability of any Loan Document or (b) result in a Guarantor Default or Guarantor Event of Default).

(d) Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Guarantor that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Guarantor (if such Guarantor is a party to such other Loan Document), enforceable against such Guarantor in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.

(e) Financial Information.

(i) The Audited Financial Statements (A) were prepared in all material respects in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present in all material respects the consolidated financial condition of General Partner as of the date thereof and its consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) show (either in the text thereof or the notes thereto) all material Liabilities of General Partner and its Consolidated Subsidiaries as of the date thereof, other than those disclosed to the Administrative Agent and each Lender in writing prior to the date hereof.

(ii) The most recent unaudited consolidated balance sheet of General Partner and its Consolidated Subsidiaries delivered to the Administrative Agent pursuant to Section 5.1(b), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present in all material respects the consolidated financial condition of General Partner as of such date and its consolidated results of operations for the period covered thereby, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments.

(f) Litigation. As of the Effective Date, except as specifically disclosed in Schedule 4.1(f), there is no action, suit, proceeding, claim or dispute pending or, to the knowledge of any Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Company or against any Company’s properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

(g) Environmental. Prologis in the ordinary course of business conducts a review of the effect of existing Environmental Laws and claims alleging potential Liability or responsibility for violation of any Environmental Law on the business, operations and properties of Prologis and its Consolidated Subsidiaries and, as a result thereof has reasonably concluded that, except as specifically disclosed in Schedule 4.1(g), such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Taxes. Each Company has filed all United States Federal and other material state, provincial, and other Tax returns and reports required to be filed including any Japanese national and local Tax returns and reports required to be filed, and has paid, collected, withheld and remitted all Federal and other material state, provincial, and other material Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, or which it has been required to collect or withhold and remit, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or such Taxes, the failure to make payment of which when due could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against any Company that would, if made, have a Material Adverse Effect.

(i) Disclosure. Each Guarantor has disclosed to the Lender Parties all agreements, instruments and corporate or other restrictions to which any Company is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to any Lender Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, each Guarantor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(j) Solvency. Each Loan Party is, and after giving effect to all Obligations hereunder will be, Solvent.

(k) Margin Regulations; Investment Company Act; EEA Financial Institution.

(i) No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying margin stock.

(ii) No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(iii) No Loan Party is an EEA Financial Institution.

(l) REIT Status. General Partner is qualified as a REIT.

(m) No Default. No Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(n) Compliance With Laws. Each Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, each Company has instituted and maintains policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws.

(o) Ownership of Property. Each Company has good record and marketable title in fee simple to, or valid trust beneficiary interests or leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) Principal Offices. As of the Effective Date, the principal office, chief executive office and principal place of business of each of the Guarantors is Pier 1, Bay 1, San Francisco, California 94111.

(q) Organizational Structure. Attached hereto as Exhibit F is a true, correct and complete (up to the tiers shown) organizational and transaction structure chart for the Borrower as of the Effective Date.

(r) Pension Law Compliance.

(i) Each Plan is in compliance in all material respects with the applicable provisions of applicable Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or such Plan is entitled to rely on an advisory or opinion letter issued with respect to an IRS approved master and prototype or volume submitter plan, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Prologis, nothing has occurred which would prevent, or cause the loss of, such qualification. Prologis and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any such Pension Plan.

(ii) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Neither Prologis nor the Borrower has knowledge of any prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or violation of the fiduciary responsibility rules (within the meaning of Section 404 or 405 of ERISA) with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(iii) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither Prologis nor any ERISA Affiliate has incurred, or reasonably expects to incur, any Liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither Prologis nor any ERISA Affiliate has incurred any unsatisfied, or reasonably expects to incur any, Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such Liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither Prologis nor any ERISA Affiliate has engaged in a transaction that reasonably could be expected to be subject to Sections 4069 or 4212(c) of ERISA.

(s) Plan Assets. The assets of each Company are not “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1), as modified by Section 3(42) of ERISA.

(t) Anti-Social Forces. The Borrower is not, at present, (a) a gang (boryokudan), (b) a gang member, (c) a person for whom five years have not passed since ceasing to be a gang member, (d) an associate gang member, (e) a gang-related company, (f) a corporate extortionist (sokaiya), (g) a rogue adopting social movements as its slogan (shakai undotou hyobo goro), (h) a violent force with special knowledge (tokushu chinou boryoku shudan tou) (each as defined in the “Manual of Measures against Organized Crime” (soshikihanzai taisaku youkou) by the National Police Agency of Japan), or (i) another person or entity similar to any of the above (collectively, “Gang Members, Etc.”); nor does any Loan Party have any:

(i) relationships by which its management is considered to be controlled by Gang Members, Etc.;

(ii) relationships by which Gang Members, Etc. are considered to be involved substantially in its management;

(iii) relationships by which it is considered to unlawfully utilize Gang Members, Etc. for the purpose of securing unjust advantage for itself or any third party or of causing damage to any third party;

(iv) relationships by which it is considered to offer funds or provide benefits to Gang Members, Etc.; or

(v) officers or persons involved substantially in its management having socially condemnable relationships with Gang Members, Etc.

(u) Sanctions and Anti-Corruption Laws. No Company is located, organized or resident in any Sanctioned Country in violation of applicable Sanctions; provided that if a Company is located, organized or resident in a jurisdiction that becomes a Sanctioned Country after the date of this Agreement, such Company shall not be a “Company” for purposes of the foregoing so long as (i) such Company is taking reasonable steps either to obtain appropriate licenses for transacting business in such jurisdiction or to no longer be located, organized or resident in such jurisdiction and (ii) such Company’s being located, organized or resident in such jurisdiction (x) will not result in any violation of Sanctions by Administrative Agent or any Lender and (y) would not be reasonably expected to have Material Adverse Effect. Each Company is in compliance in all material respects with all applicable Anti-Corruption Laws, except for any failure to comply that (A) is not systemic, (B) does not involve senior management of the Company and (C) would not reasonably expected to have a Material Adverse Effect. No Borrower will use, or knowingly permit any other Person to use the proceeds of any Loan in any manner that will violate any Anti-Corruption Law or Sanctions applicable to such Borrower, such other Person, Administrative Agent or any Lender.

(v) Act on Specified Commitment Line Contract. Prologis comes under article 2 of the Act on Specified Commitment Line Contract (tokutei yushiwaku keiyaku ni kansuru horitsu) of Japan (Law No.4 of 1999).

Section 4.2 Representations and Warranties by the Borrower. To induce the Lenders to make the Loans, the Borrower makes the following representations and warranties as of the Effective Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

(a) Existence and Power. The Borrower is a tokurei yugen kaisha duly formed under the laws of Japan. The Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

(b) Power and Authority.

(i) The Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of the Loan Documents to which it is a party.

(ii) The Borrower has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes, or will constitute, the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

(c) No Violation. Neither the execution, delivery or performance by or on behalf of the Borrower of the Loan Documents to which it is a party, nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or of any partnership of which the Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by the Borrower under any Organization Document of any Person in which the Borrower has an interest, or cause a material default under the Borrower’s organizational documents, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

(d) Litigation. As of the Effective Date, except as previously disclosed by the Guarantors in writing to the Lenders, there is no action, suit or proceeding pending against or, to the knowledge of the Borrower, threatened against or affecting, (i) the Borrower, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of their assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents.

AFFIRMATIVE AND NEGATIVE COVENANTS

General Partner and Prologis covenant and agree that, so long as any Lender has any Commitment hereunder or any Obligations remain unpaid:

Section 5.1 Information. General Partner will deliver, or cause to be delivered, to Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of General Partner and Prologis (commencing with the fiscal year ended December 31, 2016), a consolidated balance sheet of each of (i) General Partner and its Consolidated Subsidiaries and (ii) Prologis and its Consolidated Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of income or operations, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws; provided that, with respect to any information contained in materials furnished pursuant to Section 5.1(f), General Partner shall not be separately required to furnish such information, but the foregoing shall not be in derogation of the obligation of General Partner to furnish the information and materials described above at the times specified therein;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of General Partner and Prologis (commencing with the fiscal quarter ended September 30, 2016), a consolidated balance sheet of each of (i) General Partner and its Consolidated Subsidiaries and (ii) Prologis and its Consolidated Subsidiaries, in each case as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended, and equity and cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form a balance sheet as of the end of the previous fiscal year and statements of income or operation and cash flows for the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Prologis as fairly presenting the financial condition, results of operations, equity and cash flows of the Companies, subject only to normal year-end audit adjustments and the absence of footnotes; provided that, with respect to any information contained in materials furnished pursuant to Section 5.1(f), General Partner shall not be separately required to furnish such information, but the foregoing shall not be in derogation of the obligation of General Partner to furnish the information and materials described above at the times specified therein;

(c) upon the request of Administrative Agent, annual, unaudited financial information for the Borrower prepared by the Borrower in the ordinary course of business;

(d) concurrently with the delivery of each set of financial statements referred to in clause (a) above, an opinion from a Registered Public Accounting Firm of nationally recognized standing to the effect that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of General Partner and its Consolidated Subsidiaries, or Prologis and its Consolidated Subsidiaries, as applicable, as of the date thereof and the consolidated results of operations of General Partner and its Consolidated Subsidiaries, or Prologis and its Consolidated Subsidiaries, as applicable, for the fiscal year then ended;

(e) concurrently with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a duly completed Compliance Certificate signed by a Responsible Officer of General Partner;

(f) promptly after filing, true, correct, and complete copies of all material reports or filings filed by or on behalf of any Company with any Governmental Authority (including copies of each Form 10-K, Form 10-Q, and Form S-8 filed by or on behalf of any Company with the SEC);

(g) promptly, such additional information regarding the business, financial or corporate affairs of any Company (and to the extent available to a Company, any other Borrower), or compliance with the terms of the Loan Documents, as Administrative Agent may from time to time reasonably request;

(h) promptly upon receipt by General Partner or Prologis of notice thereof, and in any event within five Business Days after, any change in the Moody’s Rating, the S&P Rating or the Fitch Rating, notice of such change; and

(i) notice of (i) the occurrence of any Default or Event of Default (which notice shall describe with particularity any provision of this Agreement or any other Loan Document that has been breached), (ii) any ERISA Event, (iii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including: (x) breach or non-performance of, or any default under, a Contractual Obligation of any Company; (y) any dispute, litigation, investigation, proceeding or suspension between any Company and any Governmental Authority; (z) the commencement of, or any material development in, any litigation or proceeding affecting any Company, including pursuant to any applicable Environmental Laws, and (iv) any material change in the accounting policies or financial reporting practices by any Company (except to the extent disclosed in financial statements provided pursuant to Section 5.1(a) and (b), including the footnotes to such financial statements); provided that each such notice shall be accompanied by a statement of a Responsible Officer of the applicable Loan Party setting forth details of the occurrence referred to therein and stating what action such Loan Party has taken and proposes to take with respect thereto.

Documents required to be delivered pursuant to Section 5.1(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which a Company posts such documents, or provides a link thereto on its website on the internet at the website address listed on Exhibit D; or (ii) on which such documents are posted on its behalf on an internet or intranet website, if any, to which each Lender Party has access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that a Company shall notify Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and, if requested, provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Prologis with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of General Partner and Prologis hereby acknowledges that (a) Administrative Agent will make available to each Lender materials and/or information provided by or on behalf of General Partner and Prologis hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain Lenders may be “public-side” lenders (i.e., Lenders that do not wish to receive material non-public information with respect to General Partner, Prologis or their respective securities) (each, a “Public Lender”). Each of General Partner and Prologis hereby agrees that: (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” General Partner and Prologis shall be deemed to have authorized each Lender Party to treat such Borrower Materials as not containing any material non-public information with respect to General Partner, Prologis or their respective securities for purposes of United States Federal and state securities laws (provided that such Borrower Materials shall be treated as set forth in Section 9.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, neither General Partner nor Prologis shall have any obligation to mark any Borrower Materials “PUBLIC.”

Section 5.2 Payment of Obligations. General Partner shall, and shall cause each other Company to, pay and discharge as the same shall become due and payable, all its Liabilities (including tax Liabilities), except to the extent (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained therefor, or (b) the failure to pay and discharge such Liabilities could not reasonably be expected to result in a Material Adverse Effect.

Section 5.3 Maintenance of Property; Insurance.

(a) General Partner shall, and shall cause each other Company to: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) General Partner shall, and shall cause each other Company to, maintain insurance (giving effect to reasonable and prudent self-insurance) according to reasonable and prudent business practices.

Section 5.4 Maintenance of Existence. General Partner shall, and shall cause each other Company to: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 5.9; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 5.5 Compliance with Laws. General Partner shall, and shall cause each other Company to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, each Company shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions.

Section 5.6 Books and Records. General Partner shall, and shall cause each other Company to, maintain proper books of record and account, in which true and correct entries are made that are sufficient to prepare General Partner’s and Prologis’ financial statements in conformity with GAAP consistently applied.

Section 5.7 Inspection of Property. Upon reasonable request, and subject to Section 9.14, General Partner shall, and shall cause each other Company to, allow Administrative Agent (or its Related Parties who may be accompanied by a Related Party of one or more Lenders) to inspect any of its properties, to review reports, files, and other records and to make and take away copies thereof, and to discuss (provided that General Partner or the applicable other Company is given the opportunity to be present for such discussions) any of its affairs, conditions, and finances with its directors, officers, employees, or representatives from time to time upon reasonable notice, during normal business hours; provided that unless a Default or Event of Default has occurred and is continuing and except in the case of Administrative Agent and its Related Parties, such inspections shall be at the applicable Lender Party’s sole cost and expense.

Section 5.8 Financial Covenants.

(a) Consolidated Leverage Ratio. General Partner shall not permit the Consolidated Leverage Ratio, as of the last day of any fiscal quarter, to exceed 0.60 to 1.0; provided that as of the last day of the four consecutive fiscal quarters immediately following any Material Acquisition, such ratio may exceed 0.60 to 1.0 so long as it does not exceed 0.65 to 1.0.

(b) Fixed Charge Coverage Ratio. General Partner shall not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.50 to 1.0.

(c) Unencumbered Debt Service Coverage Ratio. General Partner shall not permit the Unencumbered Debt Service Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.50 to 1.0.

(d) Secured Indebtedness. General Partner shall not permit the ratio (expressed as a percentage) of (i) the aggregate amount of all Secured Debt of the Companies outstanding as of the last day of any fiscal quarter, to (ii) Total Asset Value as of such date to exceed40%.

Section 5.9 Restriction on Fundamental Changes.

(a) Neither General Partner nor Prologis shall dissolve, liquidate or merge or consolidate with or into another Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(i) Prologis may merge with any Consolidated Subsidiary; provided that Prologis shall be the continuing or surviving Person; and

(ii) General Partner or Prologis may merge, dissolve, liquidate or consolidate with or into another Person in connection with any transaction designed to change the corporate, partnership, limited liability company or other structure of such entity, or otherwise change its corporate or other form, so long as (i) the succeeding or remaining entity assumes all of the assets and liabilities of such Person and (ii) no Lender Party is adversely affected thereby.

(b) The Borrower shall not enter into any merger or consolidation, unless the following criteria are met: (i) the surviving entity is predominantly in the commercial real estate business in Japan or the same jurisdiction of operation as the Borrower; (ii) the surviving entity continues to be 50% owned, directly or indirectly, by Prologis and Prologis continues to control such surviving entity, (iii) the surviving entity assumes all obligations of its predecessor hereunder; and (iv) a Ratification is delivered to Administrative Agent. The Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now owned or hereafter acquired. Nothing in this Section shall be deemed to prohibit the sale or leasing of portions of the Real Property Assets in the ordinary course of business.

Section 5.10 Changes in Business. General Partner shall not, and shall not permit any other Company to, engage in any material line of business substantially different from those lines of business conducted by the Companies on the Effective Date or any business substantially related or incidental thereto.

Section 5.11 General Partner Status. General Partner shall, at all times, maintain its status as a REIT.

Section 5.12 Restricted Payments. General Partner shall not, and shall not permit any other Company to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if an Event of Default pursuant to Section 6.1(a) or 6.3(a) exists, except that:

(a) any Consolidated Subsidiary may at any time make Restricted Payments to any other Company and, solely to the extent distributions to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests;

(b) any Company may at any time declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Company;

(c) any Company may at any time purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) Prologis may at any time pay cash dividends and make other cash distributions to General Partner and, to the extent corresponding distributions to other holders of its Equity Interests are required by its Organization Documents, to such other holders of Equity Interests, and General Partner may at any time pay cash dividends and make other cash distributions to the holders of its Equity Interests, in each case, in an amount not to exceed in the aggregate the greater of (i) 95% of the aggregate, cumulative “Funds from Operations” (excluding non-cash impairment charges, write-downs, or losses) of Prologis as reported to its shareholders in either the annual report of Prologis filed by or on behalf of Prologis with the SEC on a Form 10-K or any quarterly investment package prepared for the holders of its Equity Interests after December 31, 2015, and (ii) the amount of Restricted Payments required to be paid in order for General Partner to eliminate its REIT taxable income and/or to maintain its status as a REIT; and

(e) any Company that is a REIT may at any time pay cash dividends and make other cash distributions to holders of its Equity Interests to the extent corresponding distributions to holders of its Equity Interests are required by its Organization Documents, and any Company may at any time pay cash dividends and make other cash distributions to the holders of its Equity Interests, in each case, in an amount not to exceed in the aggregate the greater of (i) 95% of the aggregate, cumulative “Funds from Operations” (excluding non-cash impairment charges, write-downs, or losses) of such Company as reported to the holders of its Equity Interests in any quarterly investment package prepared for the holders of its Equity Interests after December 31, 2015, and (ii) the amount of Restricted Payments required to be paid in order for such Company to eliminate its REIT taxable income and/or to maintain its status as a REIT;

(f) any Company may at any time make non-cash Restricted Payments in connection with employee, trustee and director stock option plans or similar employee, trustee and director incentive arrangements.

Section 5.13 Transactions with Affiliates. General Partner shall not, and shall not permit any other Company to, enter into any transaction of any kind with any Affiliate of General Partner, whether or not in the ordinary course of business; provided that the foregoing restriction shall not apply to (a) transactions with existing shareholders of Consolidated Subsidiaries and Unconsolidated Affiliates, (b) transactions in the ordinary course of business (i) on fair and reasonable terms substantially as favorable to such Company as would be obtainable by such Company at the time in a comparable arm’s length transaction with a Person other than an Affiliate or (ii) that comply with the requirements of the North America Security Administrators Association’s Statement of Policy of Real Estate Investment Trusts, (c) payments to or from such Affiliates under leases of commercial space on market terms, (d) payment of fees under asset or property management agreements under terms and conditions available from qualified management companies, (e) intercompany Liabilities and other Investments between any Company and its Consolidated Subsidiaries or Unconsolidated Affiliates otherwise permitted pursuant to this Agreement, (f) transactions between Companies, and (g) transactions otherwise permitted hereunder.

Section 5.14 Negative Pledge Agreements; Burdensome Agreements.

(a) General Partner shall not, and shall not permit any other Company to, grant a Lien (other than Permitted Liens) to any Person on the Equity Interests of any Company if the Unencumbered NOI of such Company is used in the calculation of Unencumbered Debt Service Coverage Ratio.

(b) General Partner shall not, and shall not permit any other Company to, enter into any negative pledge or other agreement with any other Person such that any Company shall be prohibited from granting to Administrative Agent, for the benefit of the Lender Parties, a first-priority Lien on the Equity Interests of any Company (other than General Partner) if the Unencumbered NOI of such Company is used in the calculation of Unencumbered Debt Service Coverage Ratio; provided that the provisions of Section 1013 of the Existing Indenture and any similar requirement for the grant of an equal and ratable lien in connection with a pledge of any property or asset to Administrative Agent, shall not constitute a negative pledge or any other agreement that violates this Section 5.14(b).

(c) General Partner shall not, and shall not permit any other Company to, enter into any Contractual Obligation (other than this Agreement, any other Loan Document or any other agreement or document evidencing or governing Indebtedness of a Consolidated Subsidiary) that limits the ability of any Consolidated Subsidiary to make Restricted Payments to any Company.

Section 5.15 Use of Proceeds. The Borrower shall use the proceeds of the Loans for working capital, capital expenditures, development, acquisitions, and other lawful corporate purposes in Japan, including hedging, investing and refinancing of Existing Term Loans, not in contravention of any Laws (including the United States Foreign Corrupt Practices Act of 1977, the regulations of the United States Department of the Treasury’s Office of Foreign Assets Control and the UK Bribery Act 2010) or of any Loan Document.

Section 5.16 Claims Pari Passu. Each Loan Party shall ensure that at all times the claims of the Lender Parties under the Loan Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors other than those claims that are preferred by Debtor Relief Laws.

Section 5.17 Anti-Social Forces. The Borrower shall not (a) fall under any of the categories described in Section 4.1(t); or (b) engage in, or cause any third party to engage in, any of the following: (i) making violent demands; (ii) making unjustified demands exceeding legal responsibility; (iii) using violence or threatening speech or behavior in connection with any transaction; (iv) damaging the trust of any Lender by spreading rumor, using fraud or force, or obstructing the business of any Lender; or (v) engaging in any act similar to the foregoing.

DEFAULTS

Section 6.1 Guarantor Event of Default. A “Guarantor Event of Default” shall have occurred if one or more of the following events shall have occurred and be continuing:

(a) any Guarantor fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document;

(b) any Guarantor shall fail to observe or perform any covenant contained in Section 5.7, Section 5.8, or Section 5.12 applicable to such Guarantor;

(c) any Guarantor fails to perform or observe any other covenant or agreement (not specified in any other clause of this Section 6.1) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the first to occur of (i) a Responsible Officer of General Partner or Prologis obtaining knowledge of such failure or (ii) General Partner’s receipt of notice from Administrative Agent of such failure; provided that if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within 30 days, then such 30-day period shall be extended for such additional period of time (not exceeding 90 additional days) as may be reasonably necessary to cure such failure so long as General Partner or Prologis commences such cure within such 30-day period and diligently prosecutes same until completion;

(d) any representation, warranty, certification or statement of fact made or deemed made by any Guarantor in this Agreement, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made (or deemed made) and, with respect to any representation, warranty, certification or statement not known by such Guarantor at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within 30 days after the first to occur of (a) a Responsible Officer of General Partner or Prologis obtaining knowledge thereof or (b) written notice thereof from Administrative Agent to General Partner;

(e) any Company fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Recourse Debt (other than Indebtedness hereunder or under any other Loan Document and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000 (or its equivalent in alternate currency);

(f) any Company fails to observe or perform any other agreement or condition relating to or in respect of any Recourse Debt or contained in any instrument or agreement evidencing, securing or relating to the same, or any other event (excluding voluntary actions by any applicable Company) occurs, the effect of which default or other event is to cause Recourse Debt having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000 (or its equivalent in alternate currency), to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Recourse Debt to be made, prior to its stated maturity, or such Recourse Debt to become payable or cash collateral in respect thereof to be demanded;

(g) there occurs under any Swap Contract that constitutes Recourse Debt an Early Termination Date (as defined in such Swap Contract) resulting from (i) any event of default under such Swap Contract as to which any Company is the Defaulting Party (as defined in such Swap Contract) or (ii) any Termination Event (as so defined) under such Swap Contract as to which any Company is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Company as a result thereof is greater than $100,000,000 and such amount is not paid when due;

(h) any Guarantor institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any Guarantor or to all or any material part of its property is instituted without the consent of such Guarantor and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(i) (i) any Guarantor becomes unable (shiharai funou) or admits in writing its inability (shiharai teishi) or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Guarantor and is not released, vacated or fully bonded within 30 days after its issue or levy;

(j) there is entered against any Company (i) a final judgment or order for the payment of money in an aggregate amount exceeding $100,000,000 (to the extent not covered by insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(k) (i) a Change of Control occurs or (ii) Prologis shall cease to own Equity Interests of the Borrower unless all Loans have been paid in full;

(l) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in Liability of any Company under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) General Partner or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000.

(m) the assets of the Borrower at any time constitute “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1) as modified by Section 3(42) of ERISA; or

(n) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (unless such cessation would not affect the obligations of any Guarantor or the rights and remedies of any Lender Party, in each case, in any material respect); or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further Liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

Section 6.2 Rights and Remedies. Upon the occurrence of any Guarantor Event of Default described in Sections 6.1(h) or (i), the unpaid principal amount of, and any accrued interest on, the Loans and all other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon, without presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Loan Parties; and upon the occurrence and during the continuance of any other Guarantor Event of Default, Administrative Agent, following consultation with the Lenders, may (and upon the demand of the Majority Lenders shall), by written notice to the Loan Parties, in addition to the exercise of all of the rights and remedies permitted Administrative Agent and the Lenders at law or equity or under any of the other Loan Documents declare the unpaid principal amount of and any accrued and unpaid interest on the Loans and all other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon, without (except as otherwise provided in the Loan Documents) presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Loan Parties.

Section 6.3 Borrower Event of Default. A “Borrower Event of Default” shall have occurred if one or more of the following events shall have occurred and be continuing:

(a) the Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document;

(b) the Borrower shall fail to observe or perform any covenant of Section 5.9(b);

(c) the Borrower fails to perform or observe any other covenant (including Section 5.17 (Anti-Social Forces)) or agreement (not specified in any other clause of this Section 6.3) of the Borrower contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the first to occur of (i) a Responsible Officer of the Borrower obtaining knowledge of such failure or (ii) the Borrower’s receipt of notice from Administrative Agent of such failure; provided that if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within 30 days, then such 30-day period shall be extended for such additional period of time (not exceeding 90 additional days) as may be reasonably necessary to cure such failure so long as the Borrower commences such cure within such 30-day period and diligently prosecutes same until completion;

(d) any representation, warranty, certification or statement of fact made by the Borrower in this Agreement, in any other Loan Document or in any document delivered in connection herewith or therewith shall prove to have been incorrect in any material respect when made (or deemed made) and, with respect to such representations, warranties, certifications or statements not known by the Borrower at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect when made (or deemed made) is not removed within 30 days after written notice thereof from Administrative Agent to the Borrower;

(e) the Borrower shall commence a voluntary case or other proceeding for the purpose of the winding-up, dissolution, liquidation, administration or re-organization, or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer, of it or of all or any material part of its revenues and assets (unless such winding-up, dissolution, liquidation, administration, re-organization or appointment is permitted under this Agreement or is otherwise carried out in connection with a reconstruction or amalgamation when solvent, on terms previously approved by Administrative Agent) under any domestic or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect (including, under Japanese Law, any corporate action or proceeding relating to the commencement of bankruptcy proceedings (hasan tetsuzuki), the commencement of civil rehabilitation proceedings (minji saisei tetsuzuki), the commencement of corporate reorganization proceedings (kaisha kosei tetsuzuki) or the commencement of special liquidation (tokubetsu seisan); provided that none of the foregoing shall be deemed an Event of Default if, within 45 Business Days of the occurrence of any such event, (i) a Subsidiary satisfying the definition of Qualified Borrower (and which would not cause a similar default under this Section 6.3(e)) is substituted for the Borrower or (ii) all Obligations of the Borrower have been paid in full and the Borrower has been removed as a Loan Party;

(f) an involuntary case or other proceeding shall be commenced against the Borrower seeking the winding-up, dissolution, liquidation, administration or re-organization, or the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer, of it or of all or any material part of its revenues and assets under any domestic or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect (including the Japanese Laws set forth in Section 6.3(e) above), and such involuntary case or other proceeding shall remain undismissed and unstayed for a period ending on the earlier of (a) 30 days after commencement or, if earlier, the date on which such proceeding is advertised and (b) a judgment to commence proceedings (or preservative order) has been made in relation to the matter in respect of which the action, proceeding or appointment was initiated; provided that none of the foregoing shall be deemed an Event of Default if, within 45 Business Days of the occurrence of any such event, (i) a Subsidiary satisfying the definition of Qualified Borrower (and which would not cause a similar default under this Section 6.3(f)) is substituted for the Borrower or (ii) all Obligations of the Borrower have been paid in full and the Borrower has been removed as a Loan Party;

(g) at any time, for any reason, the Borrower seeks to repudiate its obligations under any Loan Document; or

(h) any assets of the Borrower shall constitute “plan assets” (within the meaning of 29 C.F.R. § 25 10.3-101 as modified by Section 3(42) of ERISA); provided that if, within 45 Business Days of the date any assets of the Borrower constitute “plan assets” (within the meaning of 29 C.F.R. § 2510.3-101 as modified by Section 3(42) of ERISA), (i) a Subsidiary satisfying the definition of Qualified Borrower is substituted for the Borrower (and which would not cause a similar default under this Section 6.3(h)) or (ii) all Obligations of the Borrower have been paid in full and the Borrower has been removed as a Loan Party.

Section 6.4 Rights and Remedies with Respect to Borrower Event of Default. Upon the occurrence of any Borrower Event of Default described in Sections 6.3(e) or (f), (1) the unpaid principal amount of, and any accrued interest on, the Loans and all other Obligations of the Borrower hereunder shall automatically become immediately due and payable by the Borrower, with all additional interest from time to time accrued thereon, without presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower and (2) Administrative Agent shall have the right to immediately make a claim under the Guaranty for, and demand payment by the Guarantors of, the amounts set forth in subclause (1) above (it being agreed that the Guarantors’ obligations are primary and shall be enforceable against each Guarantor and its respective successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by Administrative Agent or any of the Lenders against the Borrower); and upon the occurrence and during the continuance of any other Borrower Event of Default, Administrative Agent, following consultation with the Lenders, may (and upon the demand of the Majority Lenders shall), by written notice to the Borrower and each Guarantor, in addition to the exercise of all of the rights and remedies permitted Administrative Agent and the Lenders at law or equity or under any of the other Loan Documents to which the Borrower is a party, (x) declare that the unpaid principal amount of and any accrued and unpaid interest on the Loans and all other Obligations of the Borrower hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon, without (except as otherwise provided in the Loan Documents to which the Borrower is a party) presentation, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower, and (y) immediately make a claim under the Guaranty for, and demand payment by, the Guarantors of the amounts set forth in subclause (x) above (it being agreed that the Guarantors’ obligations are primary and shall be enforceable against each Guarantor and its respective successors and assigns without the necessity for any suit or proceeding of any kind or nature whatsoever brought by Administrative Agent or any of the Lenders against the Borrower).

Section 6.5 Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, Administrative Agent and the Lenders each agree that any exercise or enforcement of the rights and remedies granted to Administrative Agent or the Lenders under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained by Administrative Agent on behalf of Administrative Agent and/or the Lenders to the fullest extent permitted by applicable Laws. Administrative Agent shall act at the direction of the Majority Lenders in connection with the exercise of any remedies at law, in equity or under any of the Loan Documents or, if the Majority Lenders are unable to reach agreement, then, from and after an Event of Default, Administrative Agent may pursue such rights and remedies to the fullest extent permitted by applicable Laws as it may determine.

Section 6.6 Notice of Default. Administrative Agent shall give notice to the Loan Parties of a Default or Event of Default promptly upon being requested to do so by the Majority Lenders and shall thereupon notify all the Lenders thereof. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless Administrative Agent has received notice in writing from a Lender, the Borrower or a Guarantor referring to this Agreement or the other Loan Documents, describing such event or condition. Should Administrative Agent receive notice of the occurrence of a Default or Event of Default expressly stating that such notice is a notice of a Default or Event of Default, or should Administrative Agent send the Borrower or Guarantors a notice of Default or Event of Default, Administrative Agent shall promptly give notice thereof to each Lender.

Section 6.7 Distribution of Proceeds after Default. Notwithstanding anything contained herein to the contrary, from and after an Event of Default, to the extent proceeds are received by Administrative Agent, such proceeds will be distributed to the Lenders pro rata in accordance with the unpaid principal amount of the Loans (giving effect to any participations granted therein pursuant to Section 9.4).

Section 6.8 Indemnification. An Event of Default resulting from a violation of Section 5.17 shall be subject to the expenses and indemnification provisions set forth in Section 9.3.

ADMINISTRATIVE AGENT

Section 7.1 Appointment and Authorization. Each Lender irrevocably appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Except as set forth in Sections 7.8 and 7.9 hereof, the provisions of this Article VII are solely for the benefit of Administrative Agent and the Lenders, and no Loan Party shall have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Loan Parties.

Section 7.2 Agency and Affiliates. Sumitomo Mitsui Banking Corporation has the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not Administrative Agent and Sumitomo Mitsui Banking Corporation and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Loan Parties or any Subsidiary or Affiliate of the Loan Parties as if it were not Administrative Agent hereunder, and the term “Lender” and “Lenders” shall include Sumitomo Mitsui Banking Corporation in its individual capacity.

Section 7.3 Action by Administrative Agent. The obligations of Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI. The duties of Administrative Agent shall be administrative in nature. Subject to the provisions of Sections 7.1, 7.5 and 7.6, Administrative Agent shall administer the Loans in the same manner as it administers its own loans.

Section 7.4 Consultation with Experts. As between Administrative Agent on the one hand and the Lenders on the other hand, Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5 Liability of Administrative Agent. As between Administrative Agent on the one hand and the Lenders on the other hand, neither Administrative Agent nor any of its Affiliates nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Majority Lenders or (ii) in the absence of its own gross negligence or willful misconduct. As between Administrative Agent on the one hand and the Lenders on the other hand, neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Loan Parties; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to Administrative Agent, or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. As between Administrative Agent on the one hand and the Lenders on the other hand, Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.6 Indemnification. Each Lender shall, ratably in accordance with its Total Pro Rata Share (determined at the time such indemnity is sought), indemnify Administrative Agent and its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Loan Parties) against any cost, expense (including reasonable and documented counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as Administrative Agent under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder. In the event that Administrative Agent shall, subsequent to its receipt of indemnification payment(s) from Lenders in accordance with this Section 7.6, recoup any amount from any Loan Party, or any other party liable therefor in connection with such indemnification, Administrative Agent shall reimburse the Lenders which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Lender. Administrative Agent shall reimburse such Lenders so entitled to reimbursement within two Business Days of its receipt of such funds from such Loan Party or such other party liable therefor.

Section 7.7 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.8 Successor Agent. Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Loan Parties, and Administrative Agent shall resign in the event the outstanding principal amount of its Loans is reduced to less than the outstanding principal amount of the Loans of any other Lender. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent which successor Administrative Agent shall be subject to Prologis’ approval, provided no Guarantor Event of Default has occurred and is then continuing, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and approved by Prologis, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be Administrative Agent and shall act until the Majority Lenders shall appoint an Administrative Agent. Any appointment of a successor Administrative Agent by the Majority Lenders or the retiring Administrative Agent pursuant to the preceding sentence shall be subject to the approval of Prologis provided no Guarantor Event of Default has occurred and is then continuing, which approval shall not be unreasonably withheld or delayed. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent. For gross negligence or willful misconduct, as determined by all the Lenders (excluding for such determination Administrative Agent in its capacity as a Lender, as applicable), Administrative Agent may be removed at any time by giving at least 30 Business Days’ prior written notice to Administrative Agent and Borrower. Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent in accordance with the provisions of this Section 7.8.

Section 7.9 Consents and Approvals. All communications from Administrative Agent to the Lenders requesting the Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by the Borrower or any Guarantor in respect of the matter or issue to be resolved, (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof, and (v) shall include the following clause in capital letters, “FAILURE TO RESPOND TO THIS NOTICE WITHIN THE LENDER REPLY PERIOD SHALL BE DEEMED CONSENT TO THE RECOMMENDATION SET FORTH HEREIN”. Each Lender shall reply promptly, but in any event within ten Business Days after receipt of the request therefor from Administrative Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Majority Lenders or all the Lenders, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Lenders and upon receiving the required approval or consent (or deemed approval or consent, as the case may be) shall follow the course of action or determination of the Majority Lenders or all the Lenders (and each non-responding Lender shall be deemed to have concurred with such recommended course of action), as the case may be.

CHANGE IN CIRCUMSTANCES

Section 8.1 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Yen LIBOR Borrowing, Administrative Agent determines in good faith that deposits in Yen (in the applicable amounts) are not being offered in the relevant market for such Interest Period, Administrative Agent shall forthwith give notice thereof to Prologis and the Lenders, whereupon until Administrative Agent notifies Prologis and the Lenders that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Yen LIBOR Loans shall be suspended. In such event, unless the Borrower notifies Administrative Agent on or before the second Business Day before, but excluding, the date of any Yen LIBOR Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead bear interest at the Substitute Rate.

If, at any time, the obligations of the Lenders to make Yen LIBOR Loans shall be suspended pursuant to the terms of this Section 8.1, with respect to any Lender that has previously notified Administrative Agent and Borrower that it is unable to make a Substitute Rate Loan which notice has not been withdrawn, Prologis shall have the right, upon five Business Days’ notice to Administrative Agent, to either (x) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Loans of such Lender for an amount equal to such Lender’s outstanding Loans and to become a Lender hereunder, or to obtain the agreement of one or more existing Lenders to offer to purchase the Loans of such Lender for such amount, which offer such Lender is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Lender, together with interest and all other amounts due thereon.

Section 8.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable Law, rule or regulation, or any change in any applicable Law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) made after the Effective Date of any such authority, central bank or comparable agency shall make it unlawful for any Lender (or its Lending Office) to make, maintain or fund its Yen LIBOR Loans, Administrative Agent shall forthwith give notice thereof to the other Lenders and the Loan Parties, whereupon until such Lender notifies the Loan Parties and Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender in the case of the event described above to make Yen LIBOR Loans shall be suspended. With respect to Yen LIBOR Loans, before giving any notice to Administrative Agent pursuant to this Section, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Yen LIBOR Loans to maturity and shall so specify in such notice, such Yen LIBOR Loan shall be converted as of such date to a Substitute Rate Loan (without payment of any amounts that the Borrower would otherwise be obligated to pay pursuant to Section 2.10 hereof with respect to Loans converted pursuant to this Section 8.2) in an equal principal amount from such Lender (on which interest and principal shall be payable contemporaneously with the related Yen LIBOR Loans of the other Lenders), and such Lender shall make such Substitute Rate Loan (unless such Lender has previously advised Administrative Agent and Borrower that it is unable to make a Substitute Rate Loan, in which event Administrative Agent shall determine in good faith the appropriate rate of interest for such Loans after consultation with the Borrower and such Lender).

If at any time, it shall be unlawful for any Lender to make, maintain or fund its Yen LIBOR Loans, Prologis shall have the right, upon five Business Days’ notice to Administrative Agent, to either (x) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Loans of such Lender for an amount equal to such Lender’s outstanding Loans, together with accrued and unpaid interest thereon, and to become a Lender hereunder, or obtain the agreement of one or more existing Lenders to offer to purchase the Loans of such Lender for such amount, which offer such Lender is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Lender, together with interest due thereon and all other amounts payable to such Lender hereunder.

Section 8.3 Increased Cost and Reduced Return.

(a) If any Change in Law shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Japanese Central Bank), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or shall impose on any Lender (or its Lending Office) or on the interbank market any other condition materially more burdensome in nature, extent or consequence than those in existence as of the Effective Date affecting such Lender’s Yen LIBOR Loans, its Note, or its obligation to make Yen LIBOR Loans, and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Yen LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement or under its Note with respect to such Yen LIBOR Loans, by an amount deemed by such Lender to be material, then, subject to the provisions of Section 8.4 (which shall be controlling with respect to matters covered thereby), within 15 days after demand by such Lender (with a copy to Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts attributable to the Yen LIBOR Loans (based upon a reasonable allocation thereof by such Lender to the Yen LIBOR Loans made by such Lender hereunder) as will compensate such Lender for such increased cost or reduction to the extent such Lender generally imposes such additional amounts on other borrowers of such Lender in similar circumstances.

(b) If any Lender shall have reasonably determined that any Change in Law has or would have the effect of reducing the rate of return on capital of such Lender (or its Lender Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Lender Parent) could have achieved but for such Change in Law by an amount reasonably deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts attributable to the Yen LIBOR Loans as will compensate such Lender (or its Lender Parent) for such reduction to the extent such Lender generally imposes such additional amounts on other borrowers of such Lender in similar circumstances.

(c) Each Lender will promptly notify Prologis and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall fail to notify Prologis of any such event within 90 days following the end of the month during which such event occurred, then the Borrower’s and Guarantor’s liability for any amounts described in this Section incurred by such Lender as a result of such event shall be limited to those attributable to the period occurring subsequent to the 90th day prior to, but excluding, the date upon which such Lender actually notified Prologis of the occurrence of such event. A certificate of any Lender claiming compensation under this Section and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) If at any time, any Lender shall be owed amounts pursuant to this Section 8.3, Prologis shall have the right, upon five Business Days’ notice to Administrative Agent to either (x) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Loans of such Lender for an amount equal to such Lender’s outstanding Loans and to become a Lender hereunder, or to obtain the agreement of one or more existing Lenders to offer to purchase the Loans of such Lender for such amount, which offer such Lender is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Lender, together with interest and all other amounts due thereon.

Section 8.4 Taxes.

(a) Any payments by any Loan Party to or for the account of any Lender or Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and Administrative Agent, taxes imposed on or measured by its overall income (however denominated), and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or Administrative Agent (as the case may be) is organized, in which its principal office is located, in which it is otherwise conducting business and subject to such taxes or, in the case of each Lender, taxes imposed on or measured by its overall income (however denominated), and franchise or similar taxes imposed on it, by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof or by any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Lender or Administrative Agent and such other jurisdiction or by the United States (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Non-Excluded Taxes”). If a Loan Party shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.4) such Lender or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party shall make such deductions, (iii) the Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law and (iv) the Loan Party shall furnish to Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note made by the Borrower or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note made by the Borrower (hereinafter referred to as “Other Taxes”).

(c) In the event that Non-Excluded Taxes not imposed on the Effective Date are imposed, or Non-Excluded Taxes imposed on the Effective Date increase, the applicable Lender shall notify Administrative Agent and the Loan Parties of such event in writing within a reasonable period following receipt of knowledge thereof. If such Lender shall fail to notify the Loan Parties of any such event within 90 days following the end of the month during which such event occurred, then such Loan Party’s liability for such additional Non-Excluded Taxes incurred by such Lender as a result of such event (including payment of a make-whole amount under Section 8.4(a)(i)) shall be limited to those attributable to the period occurring subsequent to the 90th day prior to, but excluding, the date upon which such Lender actually notified the Loan Parties of the occurrence of such event.

(d) The Borrower agrees to indemnify each Lender and Administrative Agent for the full amount of Non-Excluded Taxes or Other Taxes for which the Borrower is liable under this Section 8.4 (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Lender or Administrative Agent (as the case may be) and, so long as such Lender or Administrative Agent has promptly paid any such Non-Excluded Taxes or Other Taxes, any liability for penalties and interest arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Lender or Administrative Agent (as the case may be) makes demand therefor.

(e) Each Lender confirms to Administrative Agent and each Loan Party (on the date hereof or, in the case of a Lender that becomes a party hereto pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective) that it is a Qualified Institutional Investor.

(f) Each Lender will promptly on request by the Borrower take all reasonable steps (if any) required to be taken to establish entitlement to exemption for the Borrower from withholding under any applicable Japanese laws and any applicable double tax treaty, including satisfying any reasonable information, reporting or other requirement and completion and filing of relevant forms, claims, declarations and similar documents and shall provide the Borrower with copies of all forms, claims, declarations and similar documents filed for such purpose.

(g) Each Lender that is established under the laws of a jurisdiction other than Japan and that is acting hereunder through a Lending Office in Japan agrees that it shall, if necessary, from time to time obtain from the relevant tax authorities a certificate certifying that such payment constitutes domestic source income (as provided for in Article 180 of the Income Tax Law (Law No. 33, 1965)) and deliver such certificate to the Borrower as required by Article 180, unless prevented from so doing as a result of the introduction of, or any change in, or any change in the interpretation or the application of, any Law or regulation or as a result of compliance with any Law or regulation made after the date of this Agreement. Upon reasonable demand by any Loan Party to Administrative Agent or any Lender, Administrative Agent or Lender, as the case may be, shall deliver to the Loan Party, or to such government or taxing authority as the Loan Party may reasonably direct, any form or document that may be required or reasonably requested in writing in order to allow the Loan Party to make a payment to or for the account of such Lender or Administrative Agent hereunder or under any other Loan Document without any deduction or withholding for or on account of any Non-Excluded Taxes or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to the Loan Party making such demand and to be executed and to be delivered with any reasonably required certification.

(h) If a payment by Borrower to a Lender would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by either the Borrower or Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by either the Borrower or Administrative Agent, as applicable, as may be necessary for either the Borrower or Administrative Agent, as applicable, to comply with its obligations under FATCA, to determine that such Non-US Lender has complied with such Non-US Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(i) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form pursuant to Section 8.4(h), Section 8.4(g) or Section 8.4(f) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to any make-whole amount under Section 8.4(a)(i) nor indemnification under Section 8.4(d) with respect to Non-Excluded Taxes; provided that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes so long as the Borrower shall incur no cost or liability as a result thereof.

(j) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 8.4, then such Lender will change the jurisdiction of its Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

(k) If Administrative Agent or Lender determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid any make-whole amounts pursuant to Section 8.4(a)(i), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or make-whole amounts paid, by the Borrower under this Section 8.4 with respect to the Non-Excluded Taxes and Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund).

(l) If at any time, any Lender shall be owed amounts pursuant to this Section 8.4, Prologis shall have the right, upon five Business Days’ notice to Administrative Agent to either (x) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Loans of such Lender for an amount equal to such Lender’s outstanding Loans, and to become a Lender hereunder, or to obtain the agreement of one or more existing Lenders to offer to purchase the Loans of such Lender for such amount, which offer such Lender is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Lender, together with interest and all other amounts due thereon.

Section 8.5 Substitute Loans Substituted for Affected Yen LIBOR Loans. If the obligation of any Lender to make Yen LIBOR Loans has been suspended pursuant to Sections 8.1 or 8.2 and the Borrower shall, by at least five Business Days’ prior notice to such Lender through Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a) thereafter, all such affected Yen LIBOR Loans which would otherwise be made by such Lender to the Borrower as Yen LIBOR Loans shall be made instead as Substitute Rate Loans (unless such Lender has previously advised Administrative Agent and Borrower that it is unable to make a Substitute Rate Loan, in which event Administrative Agent shall determine in good faith the appropriate rate of interest for such Loans after consultation with the Borrower and such Lender);

(b) after each of its Yen LIBOR Loans has been repaid, all payments of principal which would otherwise be applied to repay such Yen LIBOR Loans shall be applied to repay its Substitute Rate Loans instead (and after each of its Substitute Rate Loans has been repaid, all payments of principal shall be applied to repay any remaining outstanding Loans), and

(c) the Borrower will not be required to make any payment, which would otherwise be required by Section 2.10 with respect to such Yen LIBOR Loans converted to Substitute Rate Loans (or other Loans) pursuant to clause (a) above.

Section 8.6 Inability to Lend to Qualified Borrower. If a Lender is prohibited from making a Loan to a proposed Qualified Borrower by the terms of its charter, Prologis shall have the right, upon five Business Days’ notice to Administrative Agent to either (a) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Loans of such Lender for an amount equal to such Lender’s outstanding Loans, and to become a Lender hereunder, or to obtain the agreement of one or more existing Lenders to offer to purchase the Loans of such Lender for such amount, which offer such Lender is hereby required to accept, or (b) to cause the existing Borrower to repay in full all Loans then outstanding of such Lender, together with interest and all other amounts due thereon.

MISCELLANEOUS

Section 9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party: (x) in the case of each of the Loan Parties, to Prologis at its address, telex number or facsimile number set forth on Exhibit D, (y) in the case of Administrative Agent, at its address, telex number or facsimile number set forth on Exhibit D, or (z) in the case of any Lender, at its address, telex number or facsimile number set forth in its Administrative Questionnaire. Administrative Agent agrees to provide Prologis with the address, telex number or facsimile number for each Lender. Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such telex or facsimile is transmitted to the telex number or facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 48 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to Administrative Agent under Article II or Article VIII shall not be effective until received.

Section 9.2 No Waivers. No failure or delay by Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3 Expenses; Indemnification.

(a) The Guarantors and, in the case of clause (iii) below, each Loan Party (provided the Borrower shall only be liable for the enforcement costs incurred with respect to the Loan Documents to which it is a party, and provided, further, the Guarantors shall be liable for all enforcement costs incurred with respect to all of the Loan Documents) shall pay within 30 days after written notice from Administrative Agent, (i) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent (including reasonable and documented fees and disbursements of special counsel Allen & Overy LLP and Mori Hamada & Matsumoto, as applicable), in connection with the preparation of this Agreement, the Loan Documents and the documents and instruments referred to therein, and any waiver or consent hereunder or any amendment hereof or any Default or Event of Default or alleged Default or Event of Default hereunder, (ii) all reasonable and documented fees and disbursements of special counsel in connection with the syndication of the Loans, and (iii) if an Event of Default occurs, all reasonable and documented out-of-pocket expenses incurred by Administrative Agent and each Lender, including reasonable and documented fees and disbursements of counsel for Administrative Agent and each of the Lenders, in connection with the enforcement of the Loan Documents, including the Notes and any other instruments referred to therein, and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided that the attorneys’ fees and disbursements for which any Loan Party is obligated under this subsection (a)(iii) shall be limited to the reasonable and documented non-duplicative fees and disbursements of (A) counsel for Administrative Agent and (B) counsel for all of the Lenders as a group; and provided, further, that all other costs and expenses for which any Loan Party is obligated under this subsection (a)(iii) shall be limited to the reasonable and documented non-duplicative costs and expenses of Administrative Agent. For purposes of this Section 9.3(a)(iii), (1) counsel for Administrative Agent shall mean a single outside law firm representing Administrative Agent and (2) counsel for all of the Lenders as a group shall mean a single outside law firm representing such Lenders as a group (which law firm may or may not be the same law firm representing Administrative Agent).

(b) The Borrower agrees to indemnify Administrative Agent and each Lender, their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any liabilities, losses, damages, costs and expenses of any kind, including the reasonable and documented fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, and (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Eligible Affiliate, or any Environmental Liability related in any way to the Borrower or any Eligible Affiliates, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement, (b) incurred solely by reason of the gross negligence, willful misconduct bad faith or fraud of any Indemnitee as finally determined by a court of competent jurisdiction, (c) arising from violations of Environmental Laws relating to a Property which are caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property or (d) owing by such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents. In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of Administrative Agent or any Lender shall be solely in their respective capacities as such director, officer, agent or employee. The Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations. Without limitation of the other provisions of this Section 9.3, the Borrower shall indemnify and hold each of Administrative Agent and the Lenders free and harmless from and against all loss, costs (including reasonable and documented attorneys’ fees and expenses), expenses, taxes, and damages (including consequential damages) that Administrative Agent and the Lenders may suffer or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in Administrative Agent’s reasonable judgment by reason of the inaccuracy of the representations and warranties of the Borrower and/or any Guarantor.

Section 9.4 Sharing of Set-Offs and Payments.

9.4.1 Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, but subject to the prior consent of Administrative Agent, which consent shall not be unreasonably withheld, to set off and to appropriate and apply any deposits (general or special, time or demand, provisional or final), and any other indebtedness at any time held or owing by such Lender (including by branches and agencies of such Lender wherever located) to or for the credit or the account of, any Loan Party against and on account of the Obligations of any Loan Party then due and payable to such Lender under this Agreement or under any of the other Loan Documents, including all interests in Obligations purchased by such Lender (provided that with respect to a Borrower Event of Default, each Lender shall have the right to exercise any or all of the foregoing rights only with respect to the Borrower and the Obligations of the Borrower).

9.4.2 Sharing of Payments by Lenders in a Tranche. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Loan made by it in a particular Tranche resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loan in such Tranche and accrued interest thereon greater than its Tranche A Pro Rata Share or Tranche B Pro Rata Share, as applicable, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of the other Lenders in such Tranche, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders in such Tranche ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that: (x) if any such participations are purchased and any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (y) the provisions of this Section shall not apply to (i) any payment made by a Loan Party pursuant to and in accordance with the express terms of this Agreement, (ii) any payment obtained by a Lender as consideration for the transfer of or sale of a participation in any Loan or (iii) any payment pursuant to Article VIII.

9.4.3 Sharing of Payments by Tranches. If, at any time during the existence of a Trigger Event, the Lenders under either Tranche (a “Group”) shall obtain aggregate payments or other recoveries (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on the Loans under such Tranche in excess of such Group’s pro rata share (based on such Group’s percentage of the aggregate amount of all such obligations then owed to all Lenders hereunder) of all payments and other recoveries received by both Groups hereunder, then the Group receiving such excess payment (the “Benefitted Group”) shall immediately (a) purchase (for cash at face value, and based on each member of such Group’s Tranche A Pro Rata Share and/or Tranche B Pro Rata Share, as applicable) participations in the Loans of the other Group in order to cause the Benefitted Group to share the excess payment or recovery ratably with the other Group and (b) pay such excess to (or as otherwise directed by) Administrative Agent, which shall distribute such excess to the members of the other Group in order to effectuate such participations; provided that if all or any part of the payment or other recovery that gave rise to any such excess payment or other recovery is thereafter recovered from the Benefitted Group, then the other Group shall repay to Administrative Agent for the account of the Benefitted Group the amount necessary to ensure that each Group receives its pro rata share of all such payments or other recoveries received by each Group. The obligation of each member of each Group to make its share of any payment required under this Section 9.4.3 shall be several, and not joint or joint and several, and after giving effect to any such payment each Group shall make such other adjustments as shall be appropriate under Section 9.4.2. The provisions of this Section 9.4.3 are solely for the benefit of the Lenders and are not for the benefit of (and may not be enforced by) any other Person. If, at any time after Lenders have purchased participations pursuant to this Section 9.4.3, no Trigger Event exists, then Administrative Agent and the Lenders shall take all actions necessary to rescind all participations previously purchased pursuant to this Section 9.4.3.

9.4.4 Application of Set-Offs. Nothing in this Section 9.4 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of any Loan Party other than indebtedness under the Loan Documents. Each Loan Party agrees, to the fullest extent it may effectively do so under applicable Law, that any holder of a participation in a Note, whether or not acquired pursuant to the arrangements set forth herein, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Loan Party in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Lender may, by separate agreement with a Loan Party, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Lender under this Section 9.4.

Section 9.5 Amendments and Waivers.

(a) Except as otherwise provided below in this Section 9.5, any provision of this Agreement or the Notes or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Prologis or the applicable Loan Party, as the case may be, and the Majority Lenders (and, if the rights or duties of Administrative Agent in its capacity as Administrative Agent are affected thereby, by Administrative Agent); provided that no amendment or waiver with respect to this Agreement, the Notes or any other Loan Documents shall, unless signed by all Lenders affected thereby, subject such Lender to any additional obligation; provided further that no amendment or waiver with respect to this Agreement, the Notes or any other Loan Document shall, unless signed by all Lenders, (i) reduce the principal of or rate of interest on any Loan, (ii) postpone the date fixed for any payment of principal of or interest on any Loan or for any reduction or termination of any Commitment, (iii) change the percentage of Loans or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (iv) release the Guaranty or (v) modify the provisions of this Section 9.5.

(b) The provisions in Section 4.1 (other than Sections 4.1(p) and (q)), Article V (other than Sections 5.1(c) and 5.9(b)), and Section 6.1 contain essentially the same provisions with respect to General Partner and, to the extent applicable, Prologis as those contained in the corresponding representations, warranties, covenants and events of default in each of the Prologis Credit Agreements (as defined below) (the “Conforming Provisions”). In the event that either Guarantor, Administrative Agent and/or one or more administrative agents under any of the Prologis Credit Agreements propose to modify, waive or restate, or request a consent or approval with respect to, any of the Conforming Provisions (and/or any related definition) in any Prologis Credit Agreement in writing (which may include a written waiver of an existing actual or potential Default or Event of Default that is intended to be eliminated by such modification, restatement or waiver) (each, a “Modification”), and either Guarantor requests corresponding changes to this Agreement, then any such Modifications shall be subject to the approval of the Requisite Lenders (as defined below) and, simultaneously with approval of such Modifications by the Requisite Lenders, this Agreement shall be deemed modified or restated, or such waiver, consent or approval shall be deemed granted, in a manner consistent with such approved Modifications; provided that all the Lenders shall have received notice of any such proposed Modification, together with reasonable time to respond thereto. If requested by a Guarantor or Administrative Agent, Prologis, Administrative Agent and each Lender shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval, as applicable, under this Agreement memorializing such modification, restatement, waiver, consent or approval. Notwithstanding the foregoing, however, nothing in this Section 9.5(b) shall be deemed to affect the rights of each Lender under the proviso of Section 9.5(a) and no Modification shall be deemed to effect a change to the provisions referred to therein without the consent of the parties required thereby. In addition, the Guarantors will be obligated to pay to Administrative Agent and the Lenders fees calculated in the same manner as any fees that Guarantors pay to the agents and the lenders under the other Prologis Credit Agreements in connection with any such approved Modification (excluding any up-front fee, extension fee, or other similar fees paid in connection with an increase in the commitment amount under or an extension of the term of the applicable Prologis Credit Agreement except to the extent that the commitment hereunder is increased or the term hereof is extended). For the purposes of this Section 9.5(b), “Prologis Credit Agreements” means (i) this Agreement, (ii) the Global Credit Agreement and (iii) any other credit agreement or loan agreement under which General Partner or Prologis is a borrower or guarantor, which contains any financial covenants applicable to General Partner and/or Prologis that are substantially similar to the financial covenants set forth in the Global Credit Agreement to the extent, and for so long as, General Partner designates such credit agreement or loan agreement as a Prologis Credit Agreement (provided that General Partner may revoke any such designation at any time in its sole discretion). For the avoidance of doubt, the term “Prologis Credit Agreements” shall also include any refinancing or replacement of the foregoing agreements to the extent the representations, warranties, covenants and events of default are substantially similar to those included in the applicable Prologis Credit Agreement being refinanced or replaced. As used in this Section 9.5(b), “Requisite Lenders” means, at any time, lenders (including the Lenders) having at least 51% of the aggregate amount of (i) all commitments under any Prologis Credit Agreement with respect to which the commitments of the lenders thereunder are still in effect, and (ii) the aggregate unpaid principal amount of the loans outstanding under any Prologis Credit Agreement with respect to which the commitments of the lenders thereunder are no longer in effect. For purposes of calculating the Requisite Lenders, (x) in the case of swingline loans, the amount of each lender’s funded participation interest in such swingline loans shall be considered as if it were a direct loan and not a participation interest, and the aggregate amount of swingline loans owing to the swingline lender shall be considered as reduced by the amount of such funded participation interests, and (y) in the case of letters of credit, the amount of each lender’s participation in any such letter of credit shall be considered as if it were a direct loan from such lender.

(c) Notwithstanding any other provision of this Agreement, Prologis and Administrative Agent may, without the consent of any other Lender Party, enter into such amendments to any provision of this Agreement or any other Loan Document as Administrative Agent may, in its reasonable opinion, determine to be necessary or appropriate to correct any ambiguity, omission or error herein, and, upon execution thereof by Prologis and Administrative Agent, any such amendment shall be binding on all of the parties hereto.

(d) Notwithstanding any other provision of this Agreement (and without limiting the foregoing provisions of this Section 9.5), Prologis may, by written notice to Administrative Agent (which shall forward such notice to all Lenders) make an offer (a “Loan Modification Offer”) to all Lenders to make one or more amendments or modifications to allow the maturity of the Loans of the Accepting Lenders (as defined below) to be extended and, in connection with such extension, to (i) increase the Applicable Margin and/or fees payable with respect to the applicable Loans of the Accepting Lenders and/or the payment of additional fees or other consideration to the Accepting Lenders and/or (ii) change such additional terms and conditions of this Agreement solely as applicable to the Accepting Lenders (such additional changed terms and conditions (to the extent not otherwise approved by the requisite Lenders under the other applicable provisions of this Section 9.5) to be effective only during the period following the original maturity date) (collectively, “Permitted Amendments”) pursuant to procedures reasonably acceptable to each of Prologis and Administrative Agent. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendments and (ii) the date on which such Permitted Amendments are requested to become effective (which shall not be less than 15 days nor more than 90 days after the date of such notice). Permitted Amendments shall become effective only with respect to the Loans of the Lenders that accept the Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lenders, only with respect to such Lender’s Loans as to which such Lender’s acceptance has been made. Prologis, each Accepting Lender and Administrative Agent shall enter into a loan modification agreement (the “Loan Modification Agreement”) and such other documentation as Administrative Agent shall reasonably specify to evidence (x) the acceptance of the Permitted Amendments and the terms and conditions thereof and (y) the authorization of Prologis to enter into and perform its obligations under the Loan Modification Agreement. Administrative Agent shall promptly notify each Lender as to the effectiveness of any Loan Modification Agreement. Each party hereto agrees that, upon the effectiveness of a Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans of the Accepting Lenders as to which such Lenders’ acceptance has been made. Prologis may effectuate no more than two Loan Modification Agreements during the term of this Agreement.

Section 9.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Loan Parties may not assign or otherwise transfer any of their rights under this Agreement or the other Loan Documents without the prior written consent of all Lenders and Administrative Agent and a Lender may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 9.6.

(b) Prior to the occurrence of a Guarantor Event of Default, (i) any Lender may, at any time, grant to an existing Lender or one or more banks, finance companies, insurance companies or other financial institutions that are Qualified Institutional Investors (a “Qualified Participant”), in a minimum amount of not less than JPY 350,000,000 (or any lesser amount in the case of a participation to an existing Lender) participating interests in any of its Loans. After the occurrence and during the continuance of a Guarantor Event of Default, any Lender may at any time grant to any Qualified Participant or any other Person in any amount (a “Participant”), participating interests in any of its Loans. Any participation granted during the continuation of a Guarantor Event of Default shall not be affected by the subsequent cure of such Guarantor Event of Default. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Loan Parties and Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Loan Parties and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Loan Parties hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv) or (v) of Section 9.5(a) without the consent of the Participant. The Loan Parties agree that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest.

(c) (i) Prior to the occurrence of a Guarantor Event of Default, any Lender may at any time assign to a Qualified Institutional Investor that is a Qualified Institution (a “Qualified Assignee”), in an amount of not less than JPY 350,000,000 or a higher integral multiple of JPY 1,000,000 (or any lesser amount in the case of assignments to an existing Lender) and (ii) after the occurrence and during the continuance of a Guarantor Event of Default (subject to all applicable grace and cure periods set forth herein), any Lender may at any time assign to a Qualified Assignee or any other Person (an “Assignee”), in any amount, any of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement in substantially the form of Exhibit E executed by such Assignee and such transferor Lender; provided that (A) such assignment shall be subject to Administrative Agent’s and, if no Guarantor Event of Default shall have occurred and be continuing, Prologis’ consent, which consents shall not be unreasonably withheld or delayed (except that Prologis’ consent shall not be required if the Assignee is an Affiliate of such transferor Lender or was a Lender immediately prior to such assignment); and (B) any such assignment shall be of a proportionate part of such Lender’s rights and obligations related to its Tranche A Loan or such Lender’s rights and obligations related to its Tranche B Loan, as applicable (it being understood that a Lender that concurrently transfers portions of its Tranche A Loan and its Tranche B Loan may transfer different proportions of such Loans). Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Lender shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, Administrative Agent and the Borrower shall make appropriate arrangements so that, if required and in accordance with Section 2.5 hereof, a new Note is issued to the Assignee. In connection with any such assignment (other than an assignment by a Lender to an Affiliate), the transferor Lender shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of US$3,500. If the Assignee is established under the laws of a jurisdiction other than Japan and is acting hereunder through a Lending Office in Japan, it shall deliver to Prologis and Administrative Agent a certificate from the relevant tax authorities certifying that any payments by a Loan Party to or for the account of the Assignee constitutes domestic source income (as provided for in Article 180 of the Income Tax Law (Law No. 33, 1965)) in accordance with Section 8.4. Any assignment made during the continuation of a Guarantor Event of Default shall not be affected by any subsequent cure of such Guarantor Event of Default.

(d) No Assignee, Participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with Prologis’ prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Lender to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(e) No Assignee of any rights and obligations under this Agreement shall be permitted to further assign less than all of such rights and obligations. No participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.

(f) Anything in this Agreement to the contrary notwithstanding, so long as no Guarantor Event of Default shall have occurred and be continuing, no Lender shall be permitted to enter into an assignment of, or sell a participation interest in, its rights and obligations hereunder which would result in such Lender holding outstanding Loans without participants of less than JPY 350,000,000 unless as a result of a prepayment of the Loans (or in the case of Administrative Agent, less than the outstanding Loans of any other Lender); provided that no Lender shall be prohibited from assigning all of its outstanding Loans so long as such assignment is otherwise permitted under this Section 9.6.

(g) Any Lender may at any time pledge or assign a security interest in any of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or the central bank of any other country in which such Lender is organized; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute such pledgee or assignee for such Lender as a party hereto.

Section 9.7 Collateral. Each of the Lenders represents to Administrative Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U issued by the Board of Governors of the Federal Reserve System of the United States) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.8 Governing Law; Submission to Jurisdiction; Judgment Currency. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York sitting in New York County or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each Loan Party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Loan Parties at its address set forth below. Each Loan Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

(c) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable Law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(d) The parties agree, to the fullest extent that they may effectively do so under applicable Law, that the obligations of the Loan Parties to make payments in any currency of the principal of and interest on the Loans and any other amounts due from each Loan Party hereunder to Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 9.8(c)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by Administrative Agent at its relevant office on behalf of the Lenders of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

Section 9.9 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by Administrative Agent and the Loan Parties of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).

Section 9.10 WAIVER OF JURY TRIAL. EACH LOAN PARTY, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.11 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.

Section 9.12 Limitation of Liability. No claim may be made by any Loan Party or any other Person acting by or through Borrower against Administrative Agent or any Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.13 Recourse Obligation. This Agreement and the Obligations hereunder are fully recourse to the Loan Parties. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any officer, director, shareholder or employee of any Loan Party or any general partner of any Loan Party (other than General Partner as the General Partner of Prologis), in each case except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee or such general partner.

Section 9.14 Confidentiality. Administrative Agent and each Lender shall use reasonable efforts to assure that information about the Loan Parties and their Consolidated Subsidiaries and non-Consolidated Subsidiaries, and the Properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to Administrative Agent or any Lender pursuant to the provisions hereof or any other Loan Document is used only for the purposes of this Agreement and shall not be divulged to any Person other than Administrative Agent, the Lenders, and their Affiliates and respective officers, directors, employees and agents who are actively and directly participating in the evaluation, administration or enforcement of the Loans and other transactions between such Lender and the Loan Parties, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights and exercise of any remedies of Administrative Agent and the Lenders hereunder and under the other Loan Documents, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 9.6 hereof, who have agreed in writing to be bound by a confidentiality agreement substantially equivalent to the terms of this Section 9.14, and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over Administrative Agent or any Lender or by any applicable Law, rule, regulation or judicial process (but only to the extent not in violation, conflict or inconsistent with the applicable regulatory requirement, request, summons or subpoena); provided that in the event a Lender receives a summons or subpoena to disclose confidential information to any party, such Lender shall, if legally permitted, endeavor to notify Prologis thereof as soon as possible after receipt of such request, summons or subpoena and the Loan Parties shall be afforded an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Loan Parties and Administrative Agent may deem reasonable.

Section 9.15 Lender Ceasing to be a Qualified Institutional Investor.

(a) Each Lender agrees that it shall immediately provide notice to Administrative Agent and Prologis upon obtaining of knowledge that it is not or will cease to be a Qualified Institutional Investor pursuant to the applicable laws of Japan.

(b) In the event that any Lender ceases to be a Qualified Institutional Investor (such Lender, a “Non-QII Lender”), (i) such Non-QII Lender shall immediately provide notice thereof to Administrative Agent and Prologis (to the extent such Non-QII Lender has not already provided such notice pursuant to Section 9.15(a) above) and (ii) regardless of whether such Non-QII Lender has actually delivered any such notice to Administrative Agent and/or Prologis, Prologis shall have the option, in its sole discretion, to cause such Non-QII Lender to assign to a Qualified Institution all of the Non-QII Lender’s rights and obligations under this Agreement, the Notes and the other Loan Documents in accordance with Section 9.6(c), subject to the terms and conditions of Section 9.6, as applicable (and, if requested by Prologis, Administrative Agent shall use best efforts to find a Qualified Institution that is willing to accept such assignment).

(c) Notwithstanding anything to the contrary contained herein, the Borrower shall have the right at any time to pay in full the Loans of any Non-QII Lender.

Section 9.16 Non-Bank Lender.

(a) Any Non-Bank Lender shall, in the case where it enters into this Agreement, or where it determines the amount of interest or other claims pursuant to this Agreement, deliver to Borrower without delay the document set forth in article 17 of the Money Lending Business Act pursuant to such provision.

(b) Any Non-Bank Lender shall immediately deliver to the Borrower the document set forth in article 18 of the Money Lending Business Act as required when it receives any payment for all or part of any Loans. In the case where any Non-Bank Lender is required to deliver such document to the Borrower under the Money Lending Business Act, such Non-Bank Lender shall immediately deliver the same each time it receives such payment.

(c) In the case where any Non-Bank Lender assigns all or part of any Loans to a third party pursuant to Section 9.6, it shall send the notification in accordance with article 24 of the Money Lending Business Act.

(d) Any Non-Bank Lender shall, regardless of such Lender’s entrustment to Administrative Agent in accordance with this Agreement, perform the Non-Bank Lender’s obligations against the Borrower under clauses (a), (b) and (c) above and all the other obligations of the Non-Bank Lender under the Money Lending Business Act on its own responsibility, and Administrative Agent shall not be responsible for any performance of those obligations.

(e) Any assignee of any Loans from the Non-Bank Lender shall perform the obligation under paragraph 2 of article 24 of the Money Lending Business Act on its own responsibility, and Administrative Agent shall not be responsible for any performance of those obligations.

(f) Any Non-Bank Lender shall, promptly after the execution of this Agreement, notify in writing to Administrative Agent of the matters Administrative Agent should notify or disclose to the Borrower in accordance with the Money Lending Business Act (including those matters under article 21 of the Money Lending Business Act, but excluding any matter of which Administrative Agent has prior knowledge). In the case of any change related to such matters, the Non-Bank Lender shall immediately provide Administrative Agent with written notice of the details of such changes.

(g) All expenses arising from the performance by a Non-Bank Lender of its duties under the Money Lending Business Act (including the duties as set out in the preceding clauses (a) through (f)) shall be borne by such Non-Bank Lender as long as not in violation of Laws, and in the case where the Borrower, a Lender other than such Non-Bank Lender or Administrative Agent bears any such expenses on behalf of such Non-Bank Lender, such Non-Bank Lender shall immediately pay such amount in accordance with the provisions of this Agreement upon request by Administrative Agent.

Section 9.17 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Act.

Section 9.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.19 Sanctioned Lenders.

(a) If any Lender is a Sanctioned Lender, Prologis shall have the right, upon five Business Days’ notice to Administrative Agent to either (x) cause a bank, reasonably acceptable to Administrative Agent, to offer to purchase the Loans of such Lender for an amount equal to such Lender’s outstanding Loans, and to become a Lender hereunder, or to obtain the agreement of one or more existing Lenders to offer to purchase the Loans of such Lender for such amount, which offer such Lender is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Lender, together with interest and all other amounts due thereon.

(b) Notwithstanding anything to the contrary herein, no Sanctioned Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (unless otherwise required by applicable Law) no Commitment of such Lender may be increased or extended, the principal amount of the Loans owed to such Lender may not be reduced, the final maturity of such Loans may not be extended and this clause (b) may not be amended, in each case, without the consent of such Lender.

(c) Notwithstanding any other provision of this Agreement, if it would be unlawful for the Borrower, Administrative Agent or any assignee pursuant to Section 9.19(a) to make a payment to any Sanctioned Lender, then any amount that the Borrower, Administrative Agent or such assignee would otherwise pay to such Sanctioned Lender pursuant to this Agreement or any other Loan Document shall be held for such Sanctioned Lender pursuant to arrangements satisfactory to the Borrower, Administrative Agent and such assignee, in each case as applicable, and shall be paid to such Lender only when making such payment is no longer unlawful.

Section 9.20 Sanctions Representation by Administrative Agent and each Lender. Each of Administrative Agent and each Lender (a) certifies to each Loan Party that it is not a Sanctioned Person and (b) agrees that if at any time it becomes a Sanctioned Person, it will promptly notify Prologis and Administrative Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers outside of Japan as of the day and year first above written.

BORROWER:

PROLOGIS GK HOLDINGS Y.K.,

a Japan tokurei yugen kaisha

Tokyo Building

7-3 Marunouchi 2-chome

Chiyoda-ku, Tokyo

Shigeru Inada

Director

[SEAL]

Yen Term Loan Agreement

GUARANTORS:

PROLOGIS, L.P., a Delaware limited partnership

By:		PROLOGIS, INC.,
a Maryland corporation and its sole
general partner

	By:	/s/ Gayle P. Starr
Name: Gayle P. Starr
Title: Managing Director

PROLOGIS, INC., a Maryland corporation

By:		/s/ Gayle P. Starr
Name: Gayle P. Starr
Title: Managing Director

Yen Term Loan Agreement

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent and a Lender

By:	/s/ William G. Karl
Name: William G. Karl
Title: Executive Officer

Yen Term Loan Agreement

IBJ LEASING CO., LTD.

By:	/s/ Yoshiyasu Mizutomi
Name: Yoshiyasu Mizutomi
Title: Executive Officer

Yen Term Loan Agreement

DEVELOPMENT BANK OF JAPAN INC.

By:	/s/ Masashi Kumagae
Name: Masashi Kumagae
Title: General Manager

Yen Term Loan Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Charles Stewart
Name: Charles Stewart
Title: Director

Yen Term Loan Agreement

MITSUBISHI UFJ TRUST AND BANKING CORPORATION

By:	/s/ Naoki Shimmura
Name: Naoki Shimmura
Title: General Manager

Yen Term Loan Agreement

THE IYO BANK, LTD.

By:	/s/ Shiro Hirano
Name: Shiro Hirano
Title: Managing Executive Officer

Yen Term Loan Agreement

SHINSEI BANK, LIMITED

By:	/s/ Shouichiro Zenchou
Name: Shouichiro Zenchou
Title: Deputy General Manager

Yen Term Loan Agreement

THE CHIBA BANK, LTD.

By:	/s/ Shunichi Ishii
Name: Shunichi Ishii
Title: Executive Officer

Yen Term Loan Agreement

THE DAI-ICHI LIFE INSURANCE COMPANY, LIMITED

By:	/s/ Koichiro Watanabe
Name: Koichiro Watanabe
Title: President and Representative Director

Yen Term Loan Agreement

SUMITOMO MITSUI TRUST BANK, LIMITED

By:	/s/ Hirotaka Shiraiwa
Name: Hirotaka Shiraiwa
Title: General Manager

Yen Term Loan Agreement

THE SAN-IN GODO BANK, LTD.

By:	/s/ Fumio Ishimaru
Name: Fumio Ishimaru
Title: President

Yen Term Loan Agreement

NIPPON LIFE INSURANCE COMPANY

By:	/s/ Kazuo Kobayashi
Name: Kazuo Kobayashi
Title: Director and Executive Vice President

Yen Term Loan Agreement

MIZUHO BANK LTD.

By:	/s/ John Davies
Name: John Davies
Title: Authorized Signatory

Yen Term Loan Agreement

SCHEDULE 1

Lender	Tranche A Commitment	Tranche B Commitment
Sumitomo Mitsui Banking Corporation	¥11,200,000,000	¥21,200,000,000
Mizuho Bank, Ltd.	¥10,000,000,000	¥10,000,000,000
The Bank of Tokyo- Mitsubishi UFJ, Ltd.	—	¥10,000,000,000
Development Bank of Japan Inc.	¥7,500,000,000	¥7,500,000,000
Sumitomo Mitsui Trust Bank, Limited	¥5,000,000,000	¥5,000,000,000
Nippon Life Insurance Company	¥5,000,000,000	¥5,000,000,000
Mitsubishi UFJ Trust and Banking Corporation	¥4,500,000,000	¥4,500,000,000
Shinsei Bank, Limited	¥2,500,000,000	¥2,500,000,000
IBJ Leasing Co., Ltd.	¥1,500,000,000	¥1,500,000,000
The Chiba Bank, Ltd.	¥1,000,000,000	¥1,000,000,000
The San-In Godo Bank, Ltd	¥800,000,000	¥800,000,000
The Dai-ichi Life Insurance Company, Limited	¥500,000,000	¥500,000,000
The Iyo Bank, Ltd.	¥500,000,000	¥500,000,000
TOTAL	¥50,000,000,000	¥70,000,000,000

Yen Term Loan Agreement

SCHEDULE 4.1(f)

Litigation

None.

Yen Term Loan Agreement

SCHEDULE 4.1(g)

Environmental

None.

Yen Term Loan Agreement

Exhibit A

FORM OF NOTE

New York, New York
JPY	, 20

For value received, Prologis GK Holdings Y.K. (the “Borrower”), promises to pay to the order of SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent under the Term Loan Agreement referred to below (in such capacity, the “Administrative Agent”), the unpaid principal amount of each Loan made by any Lender to the Borrower pursuant to the Term Loan Agreement on the maturity date provided for in the Term Loan Agreement. The Borrower further promises to pay interest on the unpaid principal amount of each such Loan from the date advanced until such principal amount is paid in full on the dates and at the rate or rates provided for in the Term Loan Agreement. All such payments of principal and interest shall be made in lawful money of Japan to the Administrative Agent for the account of the Lenders, pursuant to wire transfer instructions given by the Administrative Agent from time to time.

All Loans made by the Lenders, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Administrative Agent and, if the Administrative Agent so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Administrative Agent on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Administrative Agent to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Term Loan Agreement.

This Note is executed and delivered pursuant to, and subject to all of the terms of, the Term Loan Agreement, dated as of August 18, 2016, among Prologis GK Holdings Y.K., Prologis, L.P., as guarantor, Prologis, Inc., as guarantor, the lenders that from time to time are parties thereto and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Term Loan Agreement. The terms and conditions of the Term Loan Agreement are hereby incorporated in their entirety by reference as though fully set forth herein. Upon the occurrence of certain Events of Default as more particularly described in the Term Loan Agreement, the unpaid principal amount evidenced by this Note shall become, and upon the occurrence and during the continuance of certain other Events of Default, such unpaid principal amount may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Term Loan Agreement.

Demand, presentment, diligence, protest and notice of nonpayment are hereby waived by the Borrower.

[Signature page follows]

A-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

PROLOGIS GK HOLDINGS Y.K., a Japan tokurei yugen kaisha

By:
Name:
Title:

A-2

Exhibit B

FORM OF QUALIFIED BORROWER JOINDER AGREEMENT

THIS QUALIFIED BORROWER JOINDER AGREEMENT (this “Joinder Agreement”), dated as of             , 20    , is entered into between                     , a                      established under the laws of Japan (the “Qualified Borrower”) and the Guarantors (as defined below) under the Term Loan Agreement, dated as of August 18, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Prologis GK Holdings Y.K., Prologis, L.P., as guarantor, Prologis, Inc., as guarantor, the lenders listed on the signature pages thereof (the “Lenders”) and Sumitomo Mitsui Banking Corporation, as Administrative Agent. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Term Loan Agreement.

The Guarantors desire the Qualified Borrower, and the Qualified Borrower desires, to be substituted for the Borrower pursuant to Section 2.12 of the Term Loan Agreement.

Accordingly, the Qualified Borrower hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Qualified Borrower hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it will be deemed to be a party to the Term Loan Agreement and the Borrower for all purposes of the Term Loan Agreement, and shall have all of the obligations of the Borrower thereunder as if it had executed the Term Loan Agreement. The Qualified Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Term Loan Agreement applicable to it as the Borrower.

2. In order to induce the Administrative Agent and each of the other Lenders that is or may become a party to this Agreement to make the Loans, the Qualified Borrower makes the following representations and warranties as of the date hereof. Such representations and warranties shall survive the effectiveness of the Term Loan Agreement and this Joinder Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

a.	Existence and Power. The Qualified Borrower is a , duly formed under the laws of Japan. The Qualified Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing or validly existing in every jurisdiction in which the failure to be so qualified and/or in good standing or validly existing is likely to have a Material Adverse Effect.

b.	Power and Authority.

i.	The Qualified Borrower has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on behalf of the Qualified Borrower and the performance by the Qualified Borrower of the Loan Documents to which it is a party.

ii.	The Qualified Borrower has duly executed and delivered each Loan Document to which it is a party in accordance with the terms of the Term Loan Agreement and this Joinder Agreement, and each such Loan Document constitutes, or will constitute, the legal, valid and binding obligation of the Qualified Borrower, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

c.	No Violation. Neither the execution, delivery or performance by or on behalf of the Qualified Borrower of the Loan Documents to which it is a party, nor compliance by the Qualified Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Qualified Borrower pursuant to the terms of any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Qualified Borrower (or of any partnership of which the Qualified Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by the Qualified Borrower under any Organization Document of any Person in which the Qualified Borrower has an interest, or cause a material default under the Qualified Borrower’s organizational documents or its Asset Liquidation Plan, the consequences of which conflict, breach or default would have a Material Adverse Effect, or result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

d.	Litigation. Except as previously disclosed by the Qualified Borrower in writing to the Lenders, there is no action, suit or proceeding pending against or, to the knowledge of the Qualified Borrower, threatened against or affecting, (i) the Qualified Borrower, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of its assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of the Term Loan Agreement, this Joinder Agreement or the other Loan Documents. As of the date hereof, no such action, suit or proceeding exists.

e.	Anti-Social Forces. The Qualified Borrower is not, at present, (a) a gang (boryokudan), (b) a gang member, (c) a person for whom five years have not passed since ceasing to be a gang member, (d) an associate gang member, (e) a gang-related company, (f) a corporate extortionist (sokaiya), (g) a rogue adopting social movements as its slogan (shakai undotou hyobo goro), (h) a violent force with special knowledge (tokushu chinou boryoku shudan tou) (each as defined in the “Manual of Measures against Organized Crime” (soshikihanzai taisaku youkou) by the National Police Agency of Japan), or (i) another person or entity similar to any of the above (collectively, “Gang Members, Etc.”); nor does the Qualified Borrower have any:

i.	relationships by which its management is considered to be controlled by Gang Members, Etc.;

ii.	relationships by which Gang Members, Etc. are considered to be involved substantially in its management;

iii.	relationships by which it is considered to unlawfully utilize Gang Members, Etc. for the purpose of securing unjust advantage for itself or any third party or of causing damage to any third party;

iv.	relationships by which it is considered to offer funds or provide benefits to Gang Members, Etc.; or

v.	officers or persons involved substantially in its management having socially condemnable relationships with Gang Members, Etc.

3. The Guarantors confirm that, notwithstanding the joinder of the Qualified Borrower to the Term Loan Agreement, all of their obligations under the Term Loan Agreement and the Guaranty are and shall continue to be in full force and effect. The Guarantors further confirm that immediately upon the Qualified Borrower being substituted for the Borrower under the Term Loan Agreement, the term “Guaranteed Obligations,” as used in the Guaranty, shall include all obligations of the Qualified Borrower under the Term Loan Agreement and the Notes executed by the Qualified Borrower. The Guarantors acknowledge and agree that each of them has guaranteed all obligations of the Qualified Borrower in accordance with the terms of the Guaranty.

4. The Qualified Borrower hereby agrees that, upon being substituted for the Borrower under the Term Loan Agreement, it will be liable for all Obligations in respect of any Borrowing advanced to it by the Lenders as set forth in the Term Loan Agreement.

5. The Qualified Borrower agrees that any time and from time to time, upon reasonable written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Joinder Agreement.

The address of the Qualified Borrower for purposes of Section 9.1 of the Term Loan Agreement shall be:

Tokyo Building, 2-7-3 Marunouchi, Chiyoda-ku, Tokyo

100-6421, Japan

Attention: Representative in Japan

Fax: +81 (3) 6860-9050

cc:	Prologis, L.P.

Pier 1, Bay 1

San Francisco, California 94111

Attn: Gayle Starr

Fax: 415-394-9001

6. This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one document.

7. This Joinder Agreement shall become effective, and the Qualified Borrower shall be substituted for the Borrower upon receipt by the Administrative Agent of (i) this Joinder Agreement duly executed by the Qualified Borrower and the Guarantors, (ii) an opinion of Mayer Brown LLP, US counsel for the Loan Parties, and Anderson Mori & Tomotsune, Japan counsel for the Qualified Borrower, in each case, in the form delivered in connection with the closing under the Term Loan Agreement or otherwise in form reasonably acceptable to the Administrative Agent, the Lenders and their counsel; (iii) all documents the Administrative Agent may reasonably request relating to the existence of the Qualified Borrower and the authority for and the validity and enforceability of this Joinder Agreement, the Note, the incumbency of officers executing such agreements and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent; (iv) a solvency certificate reasonably acceptable to the Administrative Agent with respect to the Qualified Borrower; (v) each of the documents contemplated by Section 3.1(e) of the Term Loan Agreement, as applicable; and (vi) the reasonable and documented fees and expenses accrued through such date of Allen & Overy LLP and/or Mori Hamada & Matsumoto, as applicable, if required by either firm and so long as such firm has delivered an invoice in reasonable detail of such fees and expenses in sufficient time for the Qualified Borrower to approve and process the same. The Qualified Borrower shall deliver a Note satisfying the requirements of Section 2.5 of the Term Loan Agreement at the time of any borrowing if not previously delivered.

8. THIS JOINDER AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

9. EACH OF THE QUALIFIED BORROWER AND THE GUARANTORS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Joinder Agreement as of the date and year first above written.

QUALIFIED BORROWER:

By:
Name:
Title:

GUARANTOR:
PROLOGIS, L.P.

By:	Prologis, Inc., its sole general partner

By:
Name:
Title:

GUARANTOR:
PROLOGIS, INC.

By:
Name:
Title:

Exhibit C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement, dated as of August 18, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Prologis GK Holdings Y.K., Prologis, L.P., as guarantor, Prologis, Inc., as guarantor, the lenders listed on the signature pages thereof (the “Lenders”) and Sumitomo Mitsui Banking Corporation, as Administrative Agent (the “Administrative Agent”). Each capitalized term used, but not otherwise defined herein, has the meaning assigned such term in the Term Loan Agreement.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of General Partner, and that, as such, he/she is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of General Partner, for itself and as general partner of Prologis, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1-A are the year-end audited financial statements required by Section 5.1(a)(i) of the Agreement for the fiscal year of General Partner ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section. Attached hereto as Schedule 1-B are the year-end audited financial statements required by Section 5.1(a)(ii) of the Agreement for the fiscal year of Prologis ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1-A are the unaudited financial statements required by Section 5.1(b)(i) of the Agreement for the fiscal quarter of General Partner ended as of the above date. Such financial statements fairly present the financial condition, results of operations, equity and cash flows of General Partner and its Consolidated Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes. Attached hereto as Schedule 1-B are the unaudited financial statements required by Section 5.1(b)(ii) of the Agreement for the fiscal quarter of Prologis ended as of the above date. Such financial statements fairly present the financial condition, results of operations, equity and cash flows of Prologis and its Consolidated Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Term Loan Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the condition (financial or otherwise) of the Companies as of the date of the attached financial statements and for the accounting period then ended with the purpose of determining whether the Companies were in compliance with the Term Loan Agreement as of such date, and

[select one:]

[to the best knowledge of the undersigned, no Default or Event of Default existed on such date.]

—or—

[the following is a list of Defaults and Events of Default that, to the best knowledge of the undersigned, existed on such date, together with a description of the nature and status of each such Default or Event of Default:]

3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

PROLOGIS, INC.

By:
Name:
Title:

PROLOGIS, L.P.

By:	PROLOGIS, INC., General Partner

By:
Name:
Title:

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 1-A

to the Compliance Certificate

Financial Statements

SCHEDULE 1-B

to the Compliance Certificate

Financial Statements

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate ($ in 000’s)

The following covenant computations, together with the supporting schedules attached hereto, are true and correct:

a.	Consolidated Leverage Ratio.

	Indebtedness of the Companies[1]	$	(1)

	Total Asset Value[2]	$	(2)

	Ratio of (1) to (2)

	Permitted Maximum	0.60 to 1.00[3]

b.	Fixed Charge Coverage Ratio.[4]

	Adjusted EBITDA	$	(1)

	Capital Expenditures	$	(2)

	Subtotal (1) - (2)	$	(3)

	Debt Service	$	(4)

	Preferred Dividends	$	(5)

	Subtotal (4) + (5)	$	(6)

	Ratio of (3) to (6)

	Required Minimum	1.50 to 1.00

[1]	Adjusted by deducting therefrom an amount equal to the lesser of (i) total Indebtedness of the Companies that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation and (ii) Unrestricted Cash of the Companies.
[2]	Adjusted by deducting therefrom the amount by which total Indebtedness is adjusted.
[3]	As of the last day of the four consecutive fiscal quarters immediately following any Material Acquisition, such ratio may exceed 0.60 to 1.0 so long as it does not exceed 0.65 to 1.00.
[4]	Calculated for the four fiscal quarters ending on the date of determination.

c.	Unencumbered Debt Service Coverage Ratio.[5]

	NOI of Unencumbered Properties (see Schedule 3)[6]	$		(1)

	Management fees of the Companies less related expenses[7]	$		(2)

	Allowed Unconsolidated Affiliate Earnings[8]	$		(3)

	Subtotal of (1) + (2) + (3)	$		(4)

	Amount by which (2) + (3) exceeds 40% of (4)	$		(5)

	Unencumbered NOI (Subtotal of (4) – (5))	$		(6)

	Unencumbered Capital Expenditures[9]	$		(7)

	Subtotal (6) - (7)	$		(8)

	Unencumbered Debt Service	$		(9)

	Ratio of (8) to (9)

	Required Minimum	1.50 to 1.00

d.	Secured Indebtedness.

	Secured Debt of the Companies	$

	Total Asset Value	$

	Percentage of Secured Debt over Total Asset Value		%

	Maximum Permitted	40%

[5]	Calculated for the four fiscal quarters ending on the date of determination.
[6]	Not subject to any Lien (other than Permitted Liens).
[7]	Not subject to any Lien (other than Permitted Liens).
[8]	Not subject to any Lien (other than Permitted Liens).
[9]	Except for Unencumbered Properties where the tenant is responsible for capital expenditures.

e.	Restricted Payments.

	Funds from Operations	$	(1)

	95% of (1)	$	(2)

	Amount of Restricted Payments required to be paid in order for General Partner to eliminate its REIT taxable income and/or to maintain its status as a REIT	$	(3)

	Permitted Maximum (greater of (2) and (3))	$	(4)[10]

	Aggregate cash dividends and other cash distributions	$	(not to exceed (4)
		if an Event of Default exists)

Date:

[10]	Excluding Restricted Payments otherwise permitted by Section 5.12 of the Agreement.

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 3

to the Compliance Certificate ($ in 000’s)

Detailed Calculation of NOI of Unencumbered Properties

Exhibit D

NOTICE ADDRESSES

Prologis, L.P.

Prologis, L.P.

Pier 1, Bay 1

San Francisco, California 94111

Attn: Gayle Starr

Fax: 415-394-9001

Website Address: www.prologis.com

Administrative Agent:

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172

Attn: Charles Sullivan

Phone: 212-224-4178

Facsimile: 212-224-4887

D-1

Exhibit E

FORM OF TRANSFER SUPPLEMENT

TRANSFER SUPPLEMENT (this “Transfer Supplement”), dated as of             , 20    , between                      (the “Assignor”) and                      having an address at                      (the “Purchasing Lender”).

W I T N E S S E T H:

WHEREAS, the Assignor has made loans pursuant to the Term Loan Agreement, dated as of August 18, 2016, among Prologis GK Holdings Y.K., Prologis, L.P., as guarantor, Prologis, Inc., as guarantor, the lenders listed on the signature pages thereof (the “Lenders”) and Sumitomo Mitsui Banking Corporation, as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”; capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Term Loan Agreement); and

WHEREAS, the Purchasing Lender desires to purchase and assume from the Assignor, and the Assignor desires to sell and assign to the Purchasing Lender, certain rights, title, interest and obligations under the Term Loan Agreement;

NOW, THEREFORE, IT IS AGREED:

10. In consideration of the amount set forth in the receipt (the “Receipt”) given by Assignor to Purchasing Lender of even date herewith, and transferred by wire to Assignor, the Assignor hereby assigns and sells, without recourse, representation or warranty except as specifically set forth herein, to the Purchasing Lender, and the Purchasing Lender hereby purchases and assumes from the Assignor, an interest equal to JPY                      (the “Purchased Interest”) of the Loans constituting a portion of the Assignor’s rights and obligations under the Term Loan Agreement as of the Effective Date (as defined below) including, without limitation, the applicable percentage interest of the Assignor in any Loans owing to the Assignor, any Note held by the Assignor, any Commitment of the Assignor and any other interest of the Assignor under any of the Loan Documents.

11. The Assignor (i) represents and warrants that as of the date hereof the aggregate outstanding principal amount of its share of the Loans owing to it (without giving effect to assignments thereof which have not yet become effective) is JPY                     ; (ii) represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim; (iii) represents and warrants that it has not received any notice of Default or Event of Default from the Borrower or any Guarantor; (iv) represents and warrants that is has full power and authority to execute and deliver, and perform under, this Transfer Supplement, and all necessary corporate and/or partnership action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof; (v) represents and warrants that this Transfer Supplement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (vi) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations (or the truthfulness or accuracy thereof) made in or in connection with the Term Loan Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto; and (vii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantors or the performance or observance by the Borrower and/or the Guarantors or any of their respective obligations under the Term Loan Agreement or the other Loan Documents or any other instrument or document furnished pursuant thereto. Except as specifically set forth in this Paragraph 2, this assignment shall be without recourse to Assignor.

12. The Purchasing Lender (i) confirms that it has received a copy of the Term Loan Agreement and the other Loan Documents, together with such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Transfer Supplement and to become a party to the Term Loan Agreement, and has not relied on any statements made by Assignor; (ii) agrees that it will, independently and without reliance upon any of the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and the Guarantors and will make its own credit analysis, appraisals and decisions in taking or not taking action under the Term Loan Agreement and the other Loan Documents; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Term Loan Agreement and the other Loan Documents as are delegated to such agents by the terms thereof, together with such powers as are incidental thereto; (iv) agrees that it will be bound by and perform in accordance with their terms all of the obligations which by the terms of the Term Loan Agreement are required to be performed by it as a Lender; (v) specifies as its addresses for notices as its Lending Office, the address and office set forth beneath its name on the signature page hereof; (vi) represents and warrants that it has full power and authority to execute and deliver, and perform under, this Transfer Supplement, and all necessary corporate and/or partnership action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof; (vii) represents and warrants that this Transfer Supplement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (viii) represents and warrants that the interest being assigned hereunder is being acquired by it for its own account, for investment purposes only and not with a view to the public distribution thereof and without any present intention of its resale in either case that would be in violation of applicable securities laws; and (ix) represents and warrants that it satisfies the requirements of a Qualified Institution.

13. This Transfer Supplement shall be effective on the date (the “Effective Date”) on which all of the following have occurred (i) this Transfer Supplement shall have been executed and delivered by the parties hereto, (ii) copies hereof shall have been delivered to the Administrative Agent and Prologis and (iii) the Purchasing Lender shall have paid to the Assignor the agreed purchase price as set forth in the Receipt.

14. On and after the Effective Date, (i) the Purchasing Lender shall be a party to the Term Loan Agreement and, to the extent provided in this Transfer Supplement, have the rights and obligations of a Lender thereunder and be entitled to the benefits and rights of the Lenders thereunder and (ii) the Assignor shall, to the extent provided in this Transfer Supplement as to the Purchased Interest, relinquish its rights and be released from its obligations under the Term Loan Agreement.

15. From and after the Effective Date, the Assignor shall cause the Administrative Agent to make all payments under the Term Loan Agreement and the Notes in respect of the Purchased Interest assigned hereby (including, without limitation, all payments of principal, fees and interest with respect thereto and any amounts accrued but not paid prior to such date) to the Purchasing Lender.

16. This Transfer Supplement may be executed in any number of counterparts which, when taken together, shall be deemed to constitute one and the same instrument.

17. Assignor hereby represents and warrants to the Purchasing Lender that it has made all payments demanded to date by Sumitomo Mitsui Banking Corporation, as Administrative Agent, in connection with the Assignor’s obligation to reimburse the Administrative Agent for its expenses, and made all Loans required. In the event the Administrative Agent shall demand reimbursement for fees and expenses from Purchasing Lender for any period prior to the Effective Date, Assignor hereby agrees to promptly pay the Administrative Agent such sums directly, subject, however, to Paragraph 12 hereof.

18. Assignor will, at the cost of Assignor, and without expense to Purchasing Lender, do, execute, acknowledge and deliver all further acts, deeds, conveyances, assignments, notices of assignments, transfers and assurances as Purchasing Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Purchasing Lender the property and rights hereby given, granted, bargained, sold, aliened, enfeoffed, conveyed, confirmed, assigned and/or intended now or hereafter so to be, on which Assignor may be or may hereafter become bound to convey or assign to Purchasing Lender, or for carrying out the intention or facilitating the performance of the terms of this Transfer Supplement or for filing, registering or recording this Transfer Supplement.

19. The parties agree that no broker or finder was instrumental in bringing about this transaction. Each party shall indemnify, defend the other and hold the other free and harmless from and against any damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by such party arising from claims by any broker or finder that such broker or finder has dealt with said party in connection with this transaction.

20. Subject to the provisions of Paragraph 12 hereof, if, with respect to the Purchased Interest only, Assignor shall on or after the Effective Date receive (a) any cash, note, securities, property, obligations or other consideration in respect of or relating to the Loan or the Loan Documents or issued in substitution or replacement of the Loan or the Loan Documents, (b) any cash or non-cash consideration in any form whatsoever distributed, paid or issued in any bankruptcy proceeding in connection with the Loan or the Loan Documents or (c) any other distribution (whether by means of repayment, redemption, realization of security or otherwise), Assignor shall accept the same as Purchasing Lender’s agent and hold the same in trust on behalf of and for the benefit of Purchasing Lender, and shall deliver the same forthwith to Purchasing Lender in the same form received, with the endorsement (without recourse) of Assignor when necessary or appropriate. If the Assignor shall fail to deliver any funds received by it within the same Business Day of receipt, unless such funds are received by Assignor after 1:00 p.m., New York City time, then the following Business Day after receipt, said funds shall accrue interest at the Prime Rate and in addition to promptly remitting said amount, Assignor shall remit such interest from the date received to the date such amount is remitted to the Purchasing Lender.

21. Assignor and Purchasing Lender each hereby agree to indemnify and hold harmless the other, each of its directors and each of its officers in connection with any claim or cause of action based on any matter or claim based on the acts of either while acting as a Lender under the Term Loan Agreement. Promptly after receipt by the indemnified party under this Section of notice of the commencement of any action, such indemnified party shall notify the indemnifying party in writing of the commencement thereof. If any such action is brought against any indemnified party and that party notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof. In no event shall the indemnified party settle or consent to a settlement of such cause of action or claim without the consent of the indemnifying party.

22. THIS TRANSFER SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WITHOUT REGARD TO CHOICE OF LAW RULES.

23. On or before the Effective Date, Purchasing Lender shall comply with the provisions of Section 8.4(e), Section 8.4(f) and Section 8.4(g) of the Term Loan Agreement.

[PURCHASING LENDER]

By:
Name:
Title:

Notice Address:
Lending Office:

[ASSIGNOR]

By:
Name:
Title:

[Accepted and Agreed:
PROLOGIS, L.P.

By:
Name:
Title:]

Receipt Acknowledged this
day of , 20

Sumitomo Mitsui Banking Corporation, as Administrative Agent

By:
Name:
Title:

Exhibit F

ORGANIZATIONAL AND STRUCTURE CHART FOR BORROWER

Attached.

F-1

Exhibit G

FORM OF ADDITIONAL TERM LOAN AGREEMENT

This ADDITIONAL TERM LOAN AGREEMENT (this “Agreement”) is made as of             , 20    . Capitalized terms used herein and not defined shall have the same meanings assigned to such terms in the Term Loan Agreement (as hereinafter defined).

WHEREAS, reference is made to the Term Loan Agreement, dated as of August 18, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Prologis GK Holdings Y.K., as Borrower, Prologis, L.P. (“Prologis”), as Guarantor, Prologis, Inc., as Guarantor (together with Prologis, collectively, “Guarantors”), the lenders listed on the signature pages thereof (the “Lenders”) and Sumitomo Mitsui Banking Corporation, as Administrative Agent (the “Administrative Agent”);

WHEREAS, pursuant to Section 2.2 of the Term Loan Agreement, Prologis has requested Additional Term Loans in an aggregate amount equal to JPY         ,000,000,000;

WHEREAS, the Administrative Agent will deliver a confirmation of Additional Term Loans (the “Confirmation of Additional Term Loans”) pursuant to which                      (the “Existing Lender”) will be listed as having outstanding Loans under the Term Loan Agreement of JPY                     , an increase of JPY                      over its existing Loans (such increase amount, the “Additional Term Loan Amount”); and

WHEREAS, the Existing Lender, Guarantors and the Administrative Agent desire to enter into this Agreement pursuant to which the Existing Lender will make Additional Term Loans under the Term Loan Agreement in an amount equal to the Additional Term Loan Amount;

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the parties hereto do hereby agree as follows:

1. Existing Lender hereby:

a.	confirms that it has received a copy of the Term Loan Agreement and the other Loan Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement;

b.	agrees that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement or any other Loan Document; and

c.	attaches (or has delivered to the Administrative Agent) completed and signed copies of

d.	any forms that may be required by Section 8.4 of the Term Loan Agreement.

2. The obligation of the Existing Lender to make Additional Term Loans shall become effective upon the execution of this Agreement by each of the parties hereto, and the Existing Lender shall then make the Additional Term Loans in the amount set forth above, following which, the Administrative Agent shall deliver the Confirmation of Additional Term Loans to the Guarantors and the Lenders.

3. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAWS, WITHOUT REGARD TO CHOICE OF LAW RULES.

4. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the date specified thereon.

[LENDER]

By:
Name:
Title:

GUARANTORS:

PROLOGIS, L.P., a Delaware limited partnership

By:	PROLOGIS, INC.,
a Maryland corporation its sole general partner

By:
Name:
Title:

PROLOGIS, INC., a Maryland corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT:

SUMITOMO MITSUI BANKING
CORPORATION, as Administrative Agent

By:
Name:
Title:

Exhibit H

FORM OF NEW LENDER JOINDER AGREEMENT

This NEW LENDER JOINDER AGREEMENT (this “Agreement”) is made as of                     , 20    .

WHEREAS, reference is made to the Term Loan Agreement, dated as of August 18, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Prologis GK Holdings Y.K., as Borrower, Prologis, L.P. (“Prologis”), as Guarantor, Prologis, Inc., as Guarantor (together with Prologis, collectively, “Guarantors”), the lenders listed on the signature pages thereof (the “Lenders”) and Sumitomo Mitsui Banking Corporation, as Administrative Agent (the “Administrative Agent”). All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Term Loan Agreement;

WHEREAS, pursuant to Section 2.2 of the Term Loan Agreement, Prologis has requested Additional Term Loans in an aggregate amount equal to JPY                     ;

WHEREAS, the Administrative Agent will deliver a confirmation of Additional Term Loans (the “Confirmation of Additional Term Loans”) pursuant to which                      (the “New Lender”) will be listed as having outstanding Loans of JPY                      under the Term Loan Agreement; and

WHEREAS, the New Lender, Guarantors and the Administrative Agent desire to enter into this Agreement pursuant to which New Lender will become a party to, and a Lender under, the Term Loan Agreement;

NOW, THEREFORE, in consideration of the mutual premises herein contained and for other valuable consideration, the parties hereto do hereby agree as follows:

1. New Lender hereby:

a.	confirms that it has received a copy of the Term Loan Agreement and the other Loan Documents, together with such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a party to the Term Loan Agreement;

b.	agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and the Guarantors and will make its own credit analysis, appraisals and decisions in taking or not taking action under the Term Loan Agreement or any other Loan Document;

c.	appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Term Loan Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto;

d.	agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Term Loan Agreement are required to be performed by it as a Lender;

e.	attaches (or has delivered to the Administrative Agent) completed and signed copies of any forms that may be required by Section 8.4 of the Term Loan Agreement;

f.	specifies as its addresses for notices as its Lending Office, the address and office set forth beneath its name on the signature page hereof;

g.	represents and warrants that it has full power and authority to execute and deliver, and perform under, this Agreement, the Term Loan Agreement and the other Loan Documents, and all necessary corporate and/or partnership action has been taken to authorize, and all approvals and consents have been obtained for, the execution, delivery and performance thereof;

h.	represents and warrants that this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms;

i.	represents and warrants that the interest being acquired hereunder is being acquired by it for its own account, for investment purposes only and not with a view to the public distribution thereof and without any present intention of its resale in either case that would be in violation of applicable securities laws; and

j.	represents and warrants that it satisfies the requirements of a Qualified Institution.

2. The New Lender shall become a party to the Term Loan Agreement and shall have the rights and obligations of a Lender thereunder, upon the satisfaction of the following conditions:

a.	the execution of this Agreement by each of the parties hereto;

b.	the receipt by the Administrative Agent of the amount of Additional Term Loans set forth above; and

c.	the Administrative Agent shall have delivered the Confirmation of Additional Term Loans to the Guarantors, the Lenders and the New Lender.

3. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAWS, WITHOUT REGARD TO CHOICE OF LAW RULES.

4. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the date specified thereon.

[LENDER], as a New Lender

By:
Name:
Title:

GUARANTORS:

PROLOGIS, L.P., a Delaware limited partnership

By:	PROLOGIS, INC.,
a Maryland corporation
its sole general partner

By:
Name:
Title:

PROLOGIS, INC., a Maryland corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT:

SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent

By:
Name:
Title:

H-6